Exhibit 3.1

THE COMPANIES LAW, 5759-1999

A PRIVATE COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CHECK-CAP LTD

* * * *

GENERAL

1.             Definitions; Interpretation

1.1       Definitions

In these Fourth Amended and Restated Articles of Association, the following terms shall have the meaning appearing opposite them, unless another interpretation is expressly stated herein:

“Affiliate” -
with respect to any Shareholder shall mean:  (i) any Person controlling, controlled by or under common control with said Shareholder (including any partnership in which such Shareholder serves as a general partner or any entity in which such Shareholder, its Affiliates and any of their respective Immediate Family Shareholders own greater than 10% in the aggregate of the issued and outstanding voting equity); (ii) any officer, director, trustee limited or general partner of any Shareholder or of any Person so controlling, controlled by or under common control with said Shareholder; provided that the Company shall not be deemed an Affiliate of any Shareholder; and (iii) any Person which a Shareholder has the power to direct or cause the direction of the policies or management whether by voting power or otherwise;

“Articles” -	means these Fourth Amended and Restated Articles of Association, as amended from time to time;
“Board of Directors” -	means the Board of Directors of the Company;
"Business Day"
means any day on which business is ordinarily conducted in the State of Israel (excluding Fridays).  If any notice or other communication is required to be delivered or action be taken pursuant to the terms of these Articles on a day which is not a Business Day, such notice shall not be required to be delivered or action taken until the next Business Day after the original required date.

“Company” -	means Check-Cap Ltd.;
“Companies Law” -	means the Israel Companies Law, 5759-1999, as the same shall be amended from time to time;
“Director” -	means a member of the Board of Directors of the Company;

"Deemed Liquidation Event"
means: (i) the liquidation or dissolution of the Company; (ii) the sale of the Company, whether through a merger or consolidation or change in control or in any other way (other than one in which the Shareholders prior to such merger or consolidation continue to own a majority of the stock of the surviving or acquiring corporation); (iii) the sale of a majority of the then outstanding Shares in the Company on an "as converted" basis; (iv) the sale or disposal of all or a majority of the Company's assets or rights over assets, including, without limitation, licensing or sub-licensing; (v) a voluntary liquidation of the Company by the Shareholders; or (vi) a merger.

“Deemed Preferred A Purchase Price”	means $0.10 per each Preferred A Share.
“Deemed Preferred B Purchase Price”	means $0.20 per each Preferred B Share.
“Deemed Preferred C1 Purchase Price”	means $0.2495 per each Preferred C1 Share.
“Deemed Preferred C2 Purchase Price”	means $0.2690 per each Preferred C2 Share.
“Deemed Preferred C3 Purchase Price”
shall mean the price per share actually paid for each Preferred C3 Share upon the exercise of the warrants ("C3  Warrants") issued to (i) Pontifax and other investors according to that certain Convertible Loan Agreement dated February 12, 2008, (ii) Spearhead and such other Additional Joining Investors according to that certain Joinder Agreement dated November 22, 2009 and such other Additional Joining Investors Agreements, (iii) Docor according to that certain Joinder Agreement dated January 21, 2010, and (iv) any other Person, under substantially the same terms and conditions as the aforementioned warrants (which price shall reflect a Company's pre money valuation of $75M prior to the exercise of the C3 Warrants on a fully diluted basis (without taking into account the C3 Warrants)

"Deemed Preferred D1 Purchase Price"	means $0.37708 per each Preferred D1 Share.
"Deemed Preferred D2 Purchase Price"
means the price per share actually paid for each Preferred D2 Share upon the exercise of those certain Warrants issued to the Investors (as such term is defined in that certain Share Purchase Agreement between the Company and the Investors dated March 4, 2011) and any other person under substantially the same terms and conditions as the aforesaid warrants.

"Deemed Preferred D3 Purchase Price"	means $0.42 per each Preferred D3 Share.
"Deemed Preferred D4 Purchase Price"
means the price per share actually paid for each Preferred D4 Share upon the exercise of those certain Warrants issued to GE Capital Equity Holdings Inc. (as such term is defined in that certain Development and Supply Agreement by and between the Company and GE Capital Equity Holdings Inc. dated January 10, 2012) and any other person under substantially the same terms and conditions as the aforesaid warrants.

"Dispose," "Disposing" or "Disposition"
means with respect to any asset (including Shares or any portion thereof or interest therein), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of applicable law, including (but not limited to) the following:  (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than the case in which such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an encumbrance; but such terms shall not include the creation of an encumbrance.

"Docor"	means Docor International B.V.
“Effective Date”	means February 9, 2005.
"Emigrant"	means Emigrant Alternative Portfolios LLC, a Delaware limited liability company.
"Entitled Holder" -	as defined in Article 11(b);

"ESOP"	has the meaning given such term in Article 11(b)(i) hereof.
"Fiscal Year"	means the Company's taxable year ending December 31
“Founder” -	means Mr. Yoav Kimchy;
"GAAP"
means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination, consistently applied.

“GE Shareholders”	GE Medical Systems Israel Ltd., GE Capital Equity Holdings Inc., and any Affiliate to which they transfer any of their Shares.
"Immediate Family Shareholder"	means with respect to any Shareholder who is a natural person, such Shareholder’s parents (including step-parents), siblings (including step-siblings), spouse and children (including step-children).
"Liquidation Event"
means, the Company's merger into a public company in which the merger consideration is shares which are publicly traded on a stock exchange, provided such merger was approved in writing by holders of at least a majority of the Preferred C Shares.

"Major Decisions"	shall have the meaning ascribed to such term in Article 73 below.
"Majority Interest"
means, with respect to any Shareholders holding Shares in the Company as of any particular time, the affirmative vote of Shareholders whose Shares at such time exceed 50% of the specified class (es) of Shares.

“Office holder” -	means every Director and every officer of the Company, including without limitation, each of the persons defined as “Nosei Misra” in the Companies Law;
“Ordinary Shares” -	means the Company’s Ordinary Shares, nominal value NIS 0.01 each;
"Permitted Transferee"
with respect to a Shareholder means such Shareholder, such Shareholder's spouse or a descendant of such Shareholder, or a trust for the benefit of any of the foregoing, (i) an Affiliate of a Shareholder, (ii) another Shareholder, (iii) the Company, (iv) the partners or Shareholders of a Shareholder that is a partnership or limited liability company, respectively, or (v) a transferee approved by the Board of Directors.  Notwithstanding the foregoing, no competitor of the Company or Affiliate of a competitor can be a Permitted Transferee.

“Person” -	means an individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization;
“Preferred A Shares” -	means the Company's Series A Convertible Preferred Shares, nominal value NIS 0.01 each;
“Preferred B Shares” -	means the Company's Series B Convertible Preferred Shares, nominal value NIS 0.01 each;
“Preferred C Shares” -	means the Company's Preferred C1 Shares, Preferred C2 Shares and Preferred C3 Shares together;
“Preferred C1 Shares” -	means the Company's Series C1 Convertible Preferred Shares, nominal value NIS 0.01 each;
“Preferred C2 Shares” -	means the Company's Series C2 Convertible Preferred Shares, nominal value NIS 0.01 each;
“Preferred C3 Shares” -	means the Company's Series C3 Convertible Preferred Shares, nominal value NIS 0.01 each;
"Preferred D Shares" -	means the Company's Preferred D1 Shares, the Preferred D2 Shares the Preferred D3 Shares and the Preferred D4 Shares, together.
"Preferred D1 Shares" -	means the Company's Preferred D1 Shares, nominal value NIS 0.01 each;
"Preferred D2 Shares" –	means the Company's Preferred D2 Shares, nominal value NIS 0.01 each;
"Preferred D3 Shares" –	means the Company's Preferred D3 Shares, nominal value NIS 0.01 each;
"Preferred D4 Shares" –	means the Company's Preferred D4 Shares, nominal value NIS 0.01 each;

“Preferred Shares” -	means the Preferred A Shares, the Preferred B Shares, the Preferred C Shares and the Preferred D Shares;
"Preferred A Shares Conversion Price"	has the meaning given such term in Article 5.3 (a) hereof.
"Preferred A Shares Preferred Amount"
means, at any date, an amount sufficient to give each Preferred A Shareholder an 8% annual compounded return on the amount of (a) its Deemed Preferred A Purchase Price from the date of the purchase through such date less (b) the aggregate distributions made by the Company with respect to such Preferred A Shares as of the respective dates of such distributions and less (c) any payments made to such shareholders by the Company in connection with the Reorganization.  Preferred A Shares Preferred Amount will continue to accrue after any payment of all or portion of each Preferred A Shares Preferred Amount taking into account the amount of such payment until the Preferred A Shareholder has received aggregate distributions equal to the Deemed Preferred A Purchase Price.

"Preferred B Shares Conversion Price"	has the meaning given such term in Article 5.4 (a) hereof.
"Preferred B Shares Preferred Amount"
means, at any date, an amount sufficient to give each Preferred B Shareholder an 8% annual compounded return on the amount of (a) its Deemed Preferred B Purchase Price from the date of the purchase through such date less (b) the aggregate distributions made by the Company with respect to such Preferred B Shares as of the respective dates of such distributions and less (c) any payments made to such shareholders by the Company in connection with the Reorganization.  Preferred B Shares Preferred Amount will continue to accrue after any payment of all or portion of each Preferred B Shares Preferred Amount taking into account the amount of such payment until the Preferred B Shareholder has received aggregate distributions equal to the Deemed Preferred B Purchase Price.

"Preferred C Shares Conversion Price"	has the meaning given such term in Article 5.5(a) hereof.
"Preferred C Shares Preferred Amount"
means, at any date, an amount sufficient to give each Preferred C Shareholder an 8% annual compounded return on the amount of (a) its Deemed Preferred C Purchase Price from the date of the purchase through such date less (b) the aggregate distributions made by the Company with respect to such Preferred C Shares as of the respective dates of such distributions.  Preferred C Shares Preferred Amount will continue to accrue after any payment of all or portion of each Preferred C Shares Preferred Amount taking into account the amount of such payment until the Preferred C Shareholder has received aggregate distributions equal to the Deemed Preferred C Purchase Price.

"Preferred D Shares Conversion Price"	has the meaning given such term in Article 5.5A(a) hereof.
"Preferred D Shares Preferred Amount"
 means, at any date, an amount sufficient to give each Preferred D Shareholder an 8% annual compounded return on the amount of (a) its Deemed Preferred D Purchase Price from the date of the purchase through such date less (b) the aggregate distributions made by the Company with respect to such Preferred D Shares as of the respective dates of such distributions. Preferred D Shares Preferred Amount will continue to accrue after any payment of all or portion of each Preferred D Shares Preferred Amount taking into account the amount of such payment until the Preferred D Shareholder has received aggregate distributions equal to the Deemed Preferred D Purchase Price.

"Pontifax"	means Pontifax (Cayman) II L.P., Pontifax (Israel) II L.P., and Pontifax (Israel) II - Individual Investors L.P.
"Pontifax Director"	means the Director appointed by Pontifax.
“Price Per Share” -	means, with respect to a Share, the price actually paid for such Share upon the issuance thereof;
"Proposed Issuance"	means any proposal by the Company to issue Shares other than equity or options or other rights to acquire equity pursuant to the ESOP.
"Qualifying IPO"
means, for purposes of Article 73(a) only, an initial public offering by the Company or a corporate successor of its equity interests in which at least $20 million is raised and, for purposes of all other provisions of these Articles, an initial public offering by the Company or a corporate successor of its equity interests in which at least $50 million is raised at a pre money Company valuation of at least $200 million.

"Requisite Number of Directors"	means a majority of the members of the Board of Directors which must include either the director appointed by the Preferred B Shareholders or the director appointed by the Preferred A Shareholders.
“Register of Shareholders” -	means the register of shareholders that must be maintained pursuant to Section 127 of the Companies Law;
"Reorganization"	means the reorganization and the transfer of certain assets or licensing of certain Company assets from Check-Cap LLC.
"Shareholder" –	means any person or entity registered in the Register of Shareholders as the owner of shares of the Company
"Spearhead"	means Spearhead Investments (Bio) Ltd.
“Year” and “Month” -	a Gregorian month or year.

1.2       Interpretation

(a)           Any capitalized term used but not otherwise defined in these Articles shall have the meaning ascribed to it in the Companies Law.

(b)           Words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

(c)           The captions used in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any portion hereof.

2.             Private Company; Objects of the Company

2.1       The Company is a private company, and accordingly:

(a)            The Company may not offer its securities to the public.

(b)            The right to transfer shares of the Company is restricted as provided in these Articles.

2.2       The objects of the Company shall be to engage in any lawful activity.

3.             Limitation of Liability

The liability of the Shareholders is limited to the payment of the nominal value of the shares in the Company held thereby, and which remains unpaid, and only to that amount.  If the Company’s share capital shall at any time include shares without a nominal value, the liability of the holders of such shares shall be limited to the payment of up to NIS 1.00 for each such share held thereby, and which remains unpaid, and only to that amount.

SHARE CAPITAL

4.              Share Capital

4.1       The share capital of the Company is Eleven Million Four Hundred Thousand New Israeli Shekels (NIS 11,500,000) divided into 907,154,181 Ordinary Shares, of nominal value NIS 0.01 each, 6,750,000 Preferred A Shares, of nominal value NIS 0.01 each, 6,769,359 Preferred B Shares, of nominal value NIS 0.01 each, 17,493,491 Preferred C1 Shares, of nominal value NIS 0.01 each, 31,832,969 Preferred C2 Shares, of nominal value NIS 0.01 each, and 30,000,000 Preferred C3 Shares, of nominal value NIS 0.01 each, 80,000,000 Preferred D1 Shares, of nominal value NIS 0.01 each, 60,000,000 Preferred D2 Shares, of nominal value NIS 0.01 each, 5,000,000 Preferred D3 Shares, of nominal Value NIS 0.01 each and 5,000,000 Preferred D4 Shares, of nominal Value NIS 0.01 each.

4.2       The Preferred Shares shall have the rights, preference, privileges and restrictions granted to and imposed on the Preferred Shares as may be specifically indicated in these Articles and/or as the context may reasonably require.  The Ordinary Shares shall have all residual rights not specifically associated with the Preferred Shares.

5.              The Preferred Shares

5.1       The Preferred Shares shall have the same terms, rights and preferences, except as detailed in these Articles.

5.2       The Preferred Shares confer on the holders thereof all rights accruing to holders of Ordinary Shares in the Company, and in addition, subject to any provisions hereof conferring special rights as to voting, or restricting the right to vote, every Preferred Shareholder shall have one vote for each Ordinary Share into which the Preferred Shares held by the Shareholder of record could be converted (as provided in these Articles), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

5.3       The Preferred A Shares

(a)           Subject to the terms herein, any Preferred A Share may, at any time at the option of the holder thereof, be converted at any time into a number of fully paid and non-assessable Ordinary Shares (rounded down as to each conversion to the nearest whole number of Shares) equal to (i) the sum of the then effective Preferred A Shares Preferred Amount divided by (ii) the conversion price in effect at the time of conversion (the "Preferred A Shares Conversion Price").  The Preferred A Shares Conversion Price shall initially be the Deemed Preferred A Purchase Price per Ordinary Share.  The Preferred A Shares Conversion Price shall be adjusted in certain instances as provided in Article 5.3(c) and Article 5.3(e) below.

(b)           In order to exercise the conversion privilege, the holder of any Preferred A Shares to be converted shall surrender the certificate for such Share, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Shares or, if fewer than all the Preferred A Shares represented by a single Share certificate are to be converted, the number of Preferred A Shares represented thereby to be converted.

Preferred A Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Share certificates for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Shares as holders shall cease, and the Person or Persons entitled to receive Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of Ordinary Shares issuable upon conversion.

In the case of any conversion of fewer than all of the Preferred A Shares evidenced by a certificate, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted Preferred A Shares.

(c)           The Preferred A Shares Conversion Price shall be adjusted from time to time by the Company as follows:

(i)           If the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Ordinary Shares in Ordinary Shares, the Preferred A Shares Conversion Price in effect at the opening of business on the date following the date fixed for the determination of holders of Shares entitled to receive such dividend or other distribution shall be reduced by multiplying such Preferred A Shares Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding at the close of business on the Ordinary Share Record Date (as defined in Article 5.3(c)(v)) fixed for such determination and the denominator of which shall be the sum of such number of Shares and the total number of Shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Ordinary Share Record Date.  If any dividend or distribution of the type described in this Article 5.3(c)(i) is declared but not so paid or made, the Preferred A Shares Conversion Price shall again be adjusted to the Preferred A Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii)           If, on or prior to the fifth anniversary of the Effective Date, in case the Company shall issue or sell any Ordinary Shares, or securities convertible into or exercisable or exchangeable for Ordinary Shares (other than New Securities, as defined in Article 11(b)(ii)), for a consideration per Share (or, in the case of convertible or exchangeable securities having a conversion or exchange price per Ordinary Share) less than the Preferred A Shares Current Market Price (as defined in Article 5.3(c)(v)) of the Ordinary Shares on the date of such issuance, the Preferred A Shares Conversion Price in effect immediately prior to such issuance or sale shall be reduced effective as of immediately following such issuance or sale by multiplying such Preferred A Shares Conversion Price by a fraction, (1) the numerator of which shall be the sum of (x) the number of Ordinary Shares immediately prior to such issuance or sale and (y) the number of Ordinary Shares which the aggregate consideration receivable by the Company for the total number of additional Ordinary Shares so issued or sold (or issuable on conversion, exercise or exchange) would purchase at the Preferred A Shares Current Market Price in effect immediately prior to such issuance or sale and (2) the denominator of which shall be the sum of (x) the number of Ordinary Shares outstanding immediately prior to such issuance or sale and (y) the number of additional Ordinary Shares to be issued or sold (or, in the case of convertible or exchangeable securities, issuable on conversion, exercise or exchange);

(iii)           If the outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the Preferred A Shares Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the outstanding Ordinary Shares shall be combined into a smaller number of Ordinary Shares, the Preferred A Shares Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iv)           If the Company shall, by dividend or otherwise, distribute to all holders of its Ordinary Shares any class of Shares (other than any dividends or distributions to which Article 5.3(c)(i) applies) or evidences of its indebtedness, cash or other assets (the foregoing hereinafter in this Article 5.3(c)(iv) called the "Distributed Securities"), then, in each such case, the Preferred A Shares Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Preferred A Shares Conversion Price in effect immediately prior to the close of business on the Ordinary Share Record Date with respect to such distribution by a fraction, the numerator of which shall be the Preferred A Shares Current Market Price on such date less the fair market value (as determined by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board) on such date of the portion of the Distributed Securities so distributed applicable to one Ordinary Share and the denominator of which shall be such Preferred A Shares Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Ordinary Share Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one Ordinary Share is equal to or greater than the Preferred A Shares Current Market Price on the Ordinary Share Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred A Shares shall have the right to receive upon conversion of a Preferred A Share the amount of Distributed Securities such holder would have received had such holder converted such Preferred A Share  immediately prior to such Ordinary Share Record Date.  If such dividend or distribution is not so paid or made, the Preferred A Shares Conversion Price shall again be adjusted to be the Preferred A Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.  If the Board determines the fair market value of any distribution for purposes of this Article 5.3(c)(iv) by reference to the actual or when issued trading market for any securities constituting all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Preferred A Shares Current Market Price pursuant to Article 5.3(c)(v) to the extent possible.

Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase Ordinary Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Dilution Trigger Event"): (A) are deemed to be transferred with such Ordinary Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Article 5.3(c)(iv) (and no adjustment to the Preferred A Shares Conversion Price under this Article 5.3(c)(iv) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment to the Preferred A Shares Conversion Price under this Article 5.3(c)(iv) shall be made.  If any such rights or warrants, including any such existing rights or warrants distributed prior to the first issuance of Preferred A Shares, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants, without exercise by the holder thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Preferred A Shares Conversion Price under this Article 5.3(c)(iv) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Preferred A Shares Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution to which this Article 5.3(c)(iv) were applicable, equal to the per Share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Preferred A Shares Conversion Price shall be readjusted as if such rights and warrants had not been issued.

Notwithstanding any other provision of this Article 5.3(c)(iv) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any holder rights plan) shall be deemed not to have been distributed for purposes of this Article 5.3(c)(iv) if the Company makes proper provision so that each holder of Preferred A Shares on the date fixed for determination of holders entitled to receive such distribution shall receive upon such distribution, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Preferred A Shares Share into a Ordinary Share.

For purposes of this Article 5.3(c)(iv) and Article 5.3(c)(i), any dividend or distribution to which this Article 5.3(c)(iv) is applicable that also includes Ordinary Shares, or rights or warrants to subscribe for or purchase Ordinary Shares to which Article 5.3(c)(i) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, Shares, rights or warrants other than such Ordinary Shares or rights or warrants to which Article 5.3(c)(i) applies (and any Preferred A Shares Conversion Price reduction required by this Article 5.3(c)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Preferred A Shares Conversion Price reduction required by Article 5.3(c)(i) with respect to such dividend or distribution shall then be made), except that (1) the Ordinary Share Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of Shareholders entitled to receive such dividend or other distribution", "the Ordinary Share Record Date fixed for such determination" and "the Ordinary Share Record Date" within the meaning of Article 5.3(c)(i), and (2) any Ordinary Share included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" for the purposes of Article 5.3(c)(i).

(v)           For purposes of this Article 5.3(c) and Article 5.4(c), the following terms shall have the meaning indicated:

"Ordinary Share Record Date" means, with respect to any dividend, distribution or other transaction or event in which the holders of Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders  of Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

"fair market value" means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

For purposes of this Article 5.3(c), the following terms shall have the meaning indicated:

"Preferred A Shares Current Market Price" means the price of an Ordinary Share, as determined in good faith by the Board; provided, that for purposes of this Preferred A Shares Share designation, in no event shall the Preferred A Shares Current Market Price be less than $0.10 per Share, provided, further, that notwithstanding the foregoing, whenever successive adjustments to the Preferred A Shares Conversion Price are called for pursuant to this Article 5.3, such adjustments shall be made to the Preferred A Shares Current Market Price as may be necessary or appropriate to effectuate the intent of this Article 5.3 and to avoid unjust or inequitable results, as determined in good faith by the Board.

(vi)          No adjustment in the Preferred A Shares Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price, provided that any adjustment not made as a result of the foregoing shall be carried forward and given effect with any subsequent adjustment.  All calculations under this Article 5.3 shall be made by the Company and shall be made to the nearest cent.

(vii)         Whenever the Preferred A Shares Conversion Price is adjusted as herein provided, the Company shall promptly prepare an officer's certificate setting forth the Preferred A Shares Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.  Promptly thereafter, the Company shall prepare a notice of such adjustment of the Preferred A Shares Conversion Price setting forth the adjusted Preferred A Shares Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Preferred A Shares Conversion Price to each holder of Preferred A Shares at such holder’s last address appearing on the Register of Shareholders  maintained for that purpose within 20 days of the effective date of such adjustment.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(viii)           In any case in which this Article 5.3(c) provides that an adjustment shall become effective immediately after an Ordinary Share Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any Preferred A Shares converted after such Ordinary Share Record Date and before the occurrence of such event the additional Ordinary Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Ordinary Shares issuable upon such conversion before giving effect to such adjustment.

(d)           In case of any consolidation of the Company with, or merger of the Company into, any other Person, or in case of any merger of another Person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of Ordinary Shares then outstanding), or in case of any sale, conveyance or transfer of all or substantially all the assets of the Company, the holder of Preferred A Shares shall have the right thereafter, during the period such Preferred A Shares shall be convertible as specified in Article 5.3(a), to convert such Preferred A Shares into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of Ordinary Shares of the Company into which such Preferred A Shares might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Ordinary Shares of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer; provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Ordinary Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting Share"), then for the purpose of this Article 5.3 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the nonelecting Shares.  Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5.3.  The above provisions of this Article 5.3 shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(e)           In case:

(i)            the Company shall declare a distribution on its Ordinary Shares payable otherwise than in cash out of its earned surplus; or

(ii)           the Company shall authorize the granting to all holders of its Ordinary Shares of rights or warrants to subscribe for or purchase any Shareholdership interest of any class or of any other rights; or

(iii)          of any reclassification of the Ordinary Shares (other than a subdivision or combination of the Company’s outstanding Ordinary Shares), or of any consolidation or merger to which the Company is a party and for which approval of any holders of Shares of the Company is required, or the sale, conveyance or transfer of all or substantially all the assets of the Company; or

(iv)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(v)           the Company shall take any other action referred to in this Article 5.3;

then the Company shall mail to all holders of Preferred A Shares at their last addresses as they shall appear in the Register of Shareholders, at least 20 Business Days (or 10 Business Days in any case specified in clause (i) or (ii) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.  Failure to give the notice required by this Article 5.3(e) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.

(f)            The Company shall at all times keep authorized and free from preemptive rights, for the purpose of effecting the conversion of Preferred A Shares, the full number of Ordinary Shares then issuable upon the conversion of all outstanding Preferred A Shares.

(g)           The Company will pay any and all taxes that may be payable in respect of the issue or delivery of Ordinary Shares on conversion of Preferred A Shares pursuant hereto.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the Preferred A Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid or is not payable.

5.4           The Preferred B Shares

(a)           Subject to the terms herein, any Preferred B Shares Share may, at any time at the option of the holder thereof, be converted at any time into a number of fully paid and nonassessable Ordinary Shares (rounded down as to each conversion to the nearest whole number of Shares) equal to (i) the sum of the then effective Preferred B Shares Preferred Amount divided by (ii) the conversion price in effect at the time of conversion (the "Preferred B Shares Conversion Price").  The Preferred B Shares Conversion Price shall initially be the Deemed Preferred B Purchase Price per Ordinary Share.  The Preferred B Shares Conversion Price shall be adjusted in certain instances as provided in Article 5.4 (c) and Article 5.4 (e).

(b)           In order to exercise the conversion privilege, the holder of any Preferred B Shares to be converted shall surrender the certificate for such Share, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Shares or, if fewer than all the Preferred B Shares represented by a single Share certificate are to be converted, the number of Preferred B Shares represented thereby to be converted.

Preferred B Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Share certificates for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Shares as holders shall cease, and the Person or Persons entitled to receive Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of Ordinary Shares issuable upon conversion.

In the case of any conversion of fewer than all of the Preferred B Shares evidenced by a certificate, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted Preferred B Shares.

(c)           The Preferred B Shares Conversion Price shall be adjusted from time to time by the Company as follows:

(i)            If the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Ordinary Shares in Ordinary Shares, the Preferred B Shares Conversion Price in effect at the opening of business on the date following the date fixed for the determination of holders of Shares entitled to receive such dividend or other distribution shall be reduced by multiplying such Preferred B Shares Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding at the close of business on the Ordinary Share Record Date (as defined in Article 5.4(c)(v)) fixed for such determination and the denominator of which shall be the sum of such number of Shares and the total number of Shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Ordinary Share Record Date.  If any dividend or distribution of the type described in this Article 5.4 (c)(i) is declared but not so paid or made, the Preferred B Shares Conversion Price shall again be adjusted to the Preferred B Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii)           If, on or prior to February 9, 2010, in case the Company shall issue or sell any Ordinary Shares, or securities convertible into or exercisable or exchangeable for Ordinary Shares (other than New Securities, as defined in Article 11(b)(ii)), for a consideration per Share (or, in the case of convertible or exchangeable securities having a conversion or exchange price per Ordinary Share) less than the Preferred B Shares Current Market Price (as defined in Article 5.3(c)(v)) of the Ordinary Shares on the date of such issuance, the Preferred B Shares Conversion Price in effect immediately prior to such issuance or sale shall be reduced effective as of immediately following such issuance or sale by multiplying such Preferred B Shares Conversion Price by a fraction, (1) the numerator of which shall be the sum of (x) the number of Ordinary Shares immediately prior to such issuance or sale and (y) the number of Ordinary Shares which the aggregate consideration receivable by the Company for the total number of additional Ordinary Shares so issued or sold (or issuable on conversion, exercise or exchange) would purchase at the Preferred B Shares Current Market Price in effect immediately prior to such issuance or sale and (2) the denominator of which shall be the sum of (x) the number of Ordinary Shares outstanding immediately prior to such issuance or sale and (y) the number of additional Ordinary Shares to be issued or sold (or, in the case of convertible or exchangeable securities, issuable on conversion, exercise or exchange);

(iii)           If the outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the Preferred B Shares Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if the outstanding Ordinary Shares shall be combined into a smaller number of Ordinary Shares, the Preferred B Shares Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iv)           If the Company shall, by dividend or otherwise, distribute to all holders of its Ordinary Shares any class of Shares (other than any dividends or distributions to which Article 5.4 (c)(i) applies) or evidences of its indebtedness, cash or other assets (the foregoing hereinafter in this Article 5.4(c)(iv) called the "Distributed Securities"), then, in each such case, the Preferred B Shares Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Preferred B Shares Conversion Price in effect immediately prior to the close of business on the Ordinary Share Record Date with respect to such distribution by a fraction, the numerator of which shall be the Preferred B Shares Current Market Price on such date less the fair market value (as determined by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board) on such date of the portion of the Distributed Securities so distributed applicable to one Ordinary Share and the denominator of which shall be such Preferred B Shares Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Ordinary Share Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one Ordinary Share is equal to or greater than the Preferred B Shares Current Market Price on the Ordinary Share Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred B Shares shall have the right to receive upon conversion of a Preferred B Share  the amount of Distributed Securities such holder would have received had such holder converted such Preferred B Shares immediately prior to such Ordinary Share Record Date.  If such dividend or distribution is not so paid or made, the Preferred B Shares Conversion Price shall again be adjusted to be the Preferred B Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.  If the Board determines the fair market value of any distribution for purposes of this Article 5.4 (c)(iv) by reference to the actual or when issued trading market for any securities constituting all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Preferred B Shares Current Market Price pursuant to Article 5.4(c)(v) to the extent possible.

Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase Ordinary Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a Dilution Trigger Event: (A) are deemed to be transferred with such Ordinary Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Article 5.4 (c)(iv) (and no adjustment to the Preferred B Shares Conversion Price under this Article 5.4 (c)(iv) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment to the Preferred B Shares Conversion Price under this Article 5.4 (c)(iv) shall be made.  If any such rights or warrants, including any such existing rights or warrants distributed prior to the first issuance of Preferred B Shares, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants, without exercise by the holder thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Preferred B Shares Conversion Price under this Article 5.4 (c)(iv) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Preferred B Shares Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution to which this Article 5.4 (c)(iv) were applicable, equal to the per Share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Preferred B Shares Conversion Price shall be readjusted as if such rights and warrants had not been issued.

Notwithstanding any other provision of this Article 5.4 (c)(iv) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any holder rights plan) shall be deemed not to have been distributed for purposes of this Article 5.4 (c)(iv) if the Company makes proper provision so that each holder of Preferred B Shares on the date fixed for determination of holders entitled to receive such distribution shall receive upon such distribution, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Preferred B Shares Share into a Ordinary Share.

For purposes of this Article 5.4 (c)(iv) and Article 5.4 (c)(i), any dividend or distribution to which this Article 5.4 (c)(iv) is applicable that also includes Ordinary Shares, or rights or warrants to subscribe for or purchase Ordinary Shares to which Article 5.4 (c)(i) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, Shares, rights or warrants other than such Ordinary Shares or rights or warrants to which Article 5.4 (c)(i) applies (and any Preferred B Shares Conversion Price reduction required by this Article 5.4 (c)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Preferred B Shares Conversion Price reduction required by Article 5.4 (c)(i) with respect to such dividend or distribution shall then be made), except that (1) the Ordinary Share Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of Shareholders entitled to receive such dividend or other distribution", "the Ordinary Share Record Date fixed for such determination" and "the Ordinary Share Record Date" within the meaning of Article 5.4 (c)(i), and (2) any Ordinary Share included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" for the purposes of Article 5.4 (c)(i).

(v)           For purposes of this Article 5.4 (c), the following terms shall have the meaning indicated:

"Preferred B Shares Current Market Price" means the price of a Ordinary Share, as determined in good faith by the Board; provided, that for purposes of this Preferred B Shares Share designation, in no event shall the Preferred B Shares Current Market Price be less than $0.20 per Share, provided, further, that notwithstanding the foregoing, whenever successive adjustments to the Preferred B Shares Conversion Price are called for pursuant to this Article 5.4 , such adjustments shall be made to the Preferred B Shares Current Market Price as may be necessary or appropriate to effectuate the intent of this Article 5.4  and to avoid unjust or inequitable results, as determined in good faith by the Board.

(vi)          No adjustment in the Preferred B Shares Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price, provided that any adjustment not made as a result of the foregoing shall be carried forward and given effect with any subsequent adjustment.  All calculations under this Article 5.4  shall be made by the Company and shall be made to the nearest cent.

(vii)         Whenever the Preferred B Shares Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the Preferred B Shares Conversion Price setting forth the adjusted Preferred B Shares Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Preferred B Shares Conversion Price to each holder of Preferred B Shares at such holder’s last address appearing on the Register of Shareholders  maintained for that purpose within 20 days of the effective date of such adjustment.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(viii)        In any case in which this Article 5.4 (c) provides that an adjustment shall become effective immediately after a Ordinary Share Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any Preferred B Shares converted after such Ordinary Share Record Date and before the occurrence of such event the additional Ordinary Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Ordinary Shares issuable upon such conversion before giving effect to such adjustment.

(d)           In case of any consolidation of the Company with, or merger of the Company into, any other Person, or in case of any merger of another Person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of Ordinary Shares then outstanding), or in case of any sale, conveyance or transfer of all or substantially all the assets of the Company, the holder of Preferred B Shares shall have the right thereafter, during the period such Preferred B Shares shall be convertible as specified in Article 5.4 (a), to convert such Preferred B Shares into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of Ordinary Shares of the Company into which such Preferred B Shares might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Ordinary Shares of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer; provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Ordinary Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting Share"), then for the purpose of this Article 5.4  the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the nonelecting Shares.  Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5.4.  The above provisions of this Article 5.4 shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(e)           In case:

(i)            the Company shall declare a distribution on its Ordinary Shares payable otherwise than in cash out of its earned surplus; or

(ii)           the Company shall authorize the granting to all holders of its Ordinary Shares of rights or warrants to subscribe for or purchase any Shareholdership Interest of any class or of any other rights; or

(iii)          of any reclassification of the Ordinary Shares (other than a subdivision or combination of the Company’s outstanding Ordinary Shares), or of any consolidation or merger to which the Company is a party and for which approval of any holders of Shares of the Company is required, or the sale, conveyance or transfer of all or substantially all the assets of the Company; or

(iv)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(v)           the Company shall take any other action referred to in this Article 5.4;

then the Company shall mail to all holders of Preferred B Shares at their last addresses as they shall appear in the Register of Shareholders, at least 20 Business Days (or 10 Business Days in any case specified in clause (i) or (ii) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.  Failure to give the notice required by this Article 5.4 (e) or any defect therein shall not affect the legality or validity of any dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.

(f)           The Company shall at all times keep authorized and free from preemptive rights, for the purpose of effecting the conversion of Preferred B Shares, the full number of Ordinary Shares then issuable upon the conversion of all outstanding Preferred B Shares.

(g)           The Company will pay any and all taxes that may be payable in respect of the issue or delivery of Ordinary Shares on conversion of Preferred B Shares pursuant hereto.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the Preferred B Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid or is not payable.

(h)           The Preferred B Shares shall be converted into Ordinary Shares upon the occurrence of a Qualifying IPO on the same basis as if they had been converted on such date by the holders thereof pursuant to Article 5.4 (a).

5.5           The Preferred C Shares

 (a)          Subject to the terms herein, any Preferred C Shares Share may, at any time at the option of the holder thereof, be converted at any time into a number of fully paid and nonassessable Ordinary Shares (rounded down as to each conversion to the nearest whole number of Shares) equal to (i) the sum of the then effective Preferred C Shares Preferred Amount divided by (ii) the applicable conversion price in effect at the time of conversion (the "Preferred C Shares Conversion Price").  The Preferred C1 Shares Conversion Price shall initially be the Deemed Preferred C1 Purchase Price per Ordinary Share, the Preferred C2 Shares Conversion Price shall initially be the Deemed Preferred C2 Purchase Price per Ordinary Share, and the Preferred C3 Shares Conversion Price shall initially be the Deemed Preferred C3 Purchase Price per Ordinary Share.  The Preferred C1 Shares Conversion Price, the Preferred C2 Shares Conversion Price and the Preferred C3 Shares Conversion Price shall be adjusted in certain instances as provided in Article 5.5 (c) and Article 5.5 (e).

(b)           In order to exercise the conversion privilege, the holder of any Preferred C Shares to be converted shall surrender the certificate for such Share, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Shares or, if fewer than all the Preferred C Shares represented by a single Share certificate are to be converted, the number of Preferred C Shares represented thereby to be converted.

Preferred C Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Share certificates for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Shares as holders shall cease, and the Person or Persons entitled to receive Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of Ordinary Shares issuable upon conversion.

In the case of any conversion of fewer than all of the Preferred C Shares evidenced by a certificate, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted Preferred C Shares.

(c)           The Preferred C Shares Conversion Price shall be adjusted from time to time by the Company as follows:

(i)           If the Company shall hereafter make a distribution to all holders of outstanding Ordinary Shares in Ordinary Shares, the applicable Preferred C Shares Conversion Price in effect at the opening of business on the date following the date fixed for the determination of holders of Shares entitled to receive such dividend or other distribution shall be reduced by multiplying such applicable Preferred C Shares Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding at the close of business on the Share Record Date (as defined in Article 5.5 (c)(v)) fixed for such determination and the denominator of which shall be the sum of such number of Shares and the total number of Shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Share Record Date.  If any dividend or distribution of the type described in this Article 5.5 (c)(i) is declared but not so paid or made, the applicable Preferred C Shares Conversion Price shall again be adjusted to the applicable Preferred C Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii)           If, at any time, in case the Company shall issue or sell any Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares (other than Excluded Issuances, as defined in Article 11(b)(ii)), for a consideration per Share (or, in the case of convertible or exchangeable securities having a conversion or exchange price per Ordinary Share) less than the Preferred C1 Shares Conversion Price and/or the Preferred C2 Shares Conversion Price, and/or the Preferred C3 Shares Conversion Price on the date of such issuance (after adjustments in accordance with the provisions hereof or for any recapitalization, stock splits, dividends and the like) (the "Reduced Price"), then the Preferred C1 Shares Conversion Price, and/or Preferred C2 Shares Conversion Price, and/or Preferred C3 Shares Conversion Price, as applicable, in effect immediately prior to such issuance or sale shall be reduced, for no additional consideration, to be equal to the Reduced Price, so that upon the conversion thereof such holders of Preferred C Shares, shall be entitled to additional Ordinary Shares, calculated according to a full ratchet anti-dilution mechanism as detailed below:

AO  = (N*P)   -  N

NP

Where:

AO = the additional number of Ordinary Shares to be issued to the Preferred C Shares holder upon conversion of the Preferred C Shares;

N = the number of Preferred C Shares, on an as-converted basis, held by the Preferred C Shares holder, immediately prior to the issuance;

P = the applicable Preferred C Shares Conversion Price (as adjusted) in effect immediately prior to such issuance;

NP = the Reduced Price, which will be the new Preferred C Shares Conversion Price, in effect immediately after such issuance.

(iii)           If the outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the applicable Preferred C Shares Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if any outstanding Shares shall be combined into a smaller number of Ordinary Shares, the applicable Preferred C Shares Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iv)          If the Company shall, by dividend or otherwise, distribute to all holders of its Ordinary Shares any class of Shares (other than any dividends or distributions to which Article 5.5 (c)(i) applies) or evidences of its indebtedness, cash or other assets (the foregoing hereinafter in this Article 5.5 (c)(iv) called the "Distributed Securities"), then, in each such case, the applicable Preferred C Shares Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the applicable Preferred C Shares Conversion Price in effect immediately prior to the close of business on the Ordinary Share Record Date with respect to such distribution by a fraction, the numerator of which shall be the applicable Preferred C Shares Conversion Price on such date less the fair market value (as determined by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board) on such date of the portion of the Distributed Securities so distributed applicable to one Ordinary Share and the denominator of which shall be such applicable Preferred C Shares Conversion Price, such reduction to become effective immediately prior to the opening of business on the day following the Ordinary Share Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one Ordinary Share is equal to or greater than the applicable Preferred C Shares Conversion Price on the Ordinary Share Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred C Shares shall have the right to receive upon conversion of a Preferred C Share the amount of Distributed Securities such holder would have received had such holder converted such Preferred C Shares immediately prior to such Ordinary Share Record Date.  If such dividend or distribution is not so paid or made, the applicable Preferred C Shares Conversion Price shall again be adjusted to be the applicable Preferred C Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.  If the Board determines the fair market value of any distribution for purposes of this Article 5.5 (c)(iv) by reference to the actual or when issued trading market for any securities constituting all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Preferred C Shares Conversion Price pursuant to this Article 5.5 (c) to the extent possible.

Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase Ordinary Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a Dilution Trigger Event: (A) are deemed to be transferred with such Ordinary Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Article 5.5 (c)(iv) (and no adjustment to the Preferred C Shares Conversion Price under this Article 5.5 (c)(iv) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment to the Preferred C Shares Conversion Price under this Article 5.5 (c)(iv) shall be made.  If any such rights or warrants, including any such existing rights or warrants distributed prior to the first issuance of Preferred C Shares, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants, without exercise by the holder thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Preferred C Shares Conversion Price under this Article 5.5 (c)(iv) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Preferred C Shares Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution to which this Article 5.5 (c)(iv) were applicable, equal to the per Share redemption or repurchase price received by a holder or holders of Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Preferred C Shares Conversion Price shall be readjusted as if such rights and warrants had not been issued.

Notwithstanding any other provision of this Article 5.5 (c)(iv) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any holder rights plan) shall be deemed not to have been distributed for purposes of this Article 5.5 (c)(iv) if the Company, makes proper provision so that each holder of Preferred C Shares on the date fixed for determination of holders entitled to receive such distribution shall receive upon such distribution, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Preferred C Shares Share into a Ordinary Share.

For purposes of this Article 5.5 (c)(iv) and Article 5.5 (c)(i), any dividend or distribution to which this Article 5.5 (c)(iv) is applicable that also includes Ordinary Shares, or rights or warrants to subscribe for or purchase Ordinary Shares to which Article 5.5 (c)(i) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, Shares, rights or warrants other than such Ordinary Shares or rights or warrants to which Article 5.5 (c)(i) applies (and any Preferred C Shares Conversion Price reduction required by this Article 5.5 (c)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Preferred C Shares Conversion Price reduction required by Article 5.5 (c)(i) with respect to such dividend or distribution shall then be made), except that (1) the Ordinary Share Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of Shareholders entitled to receive such dividend or other distribution", "the Share Record Date fixed for such determination" and "the Ordinary Share Record Date" within the meaning of Article 5.5 (c)(i), and (2) any Ordinary Share included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" for the purposes of Article 5.5 (c)(i).

(v)           For purposes of this Article 5.5 (c), the following terms shall have the meaning indicated:

"Ordinary Share Record Date" means, with respect to any dividend, distribution or other transaction or event in which the holders of Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

"fair market value" means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(vi)          No adjustment in the Preferred C Shares Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price, provided that any adjustment not made as a result of the foregoing shall be carried forward and given effect with any subsequent adjustment.  All calculations under this Article 5.5  shall be made by the Company and shall be made to the nearest cent.

(vii)         Whenever the Preferred C1 Shares Conversion Price, and/or the Preferred C2 Shares Conversion Price, and/or the Preferred C3 Shares Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the applicable Preferred C Shares Conversion Price setting forth the adjusted Preferred C Shares Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the applicable Preferred C Shares Conversion Price to each holder of Preferred C Shares, according to the class of Preferred C Shares held thereby, at such holder’s last address appearing on the Register of Shareholders  maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(viii)        In any case in which this Article 5.5 (c) provides that an adjustment shall become effective immediately after an Ordinary Share Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any Preferred C Shares converted after such Ordinary Share Record Date and before the occurrence of such event the additional Ordinary Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Ordinary Shares issuable upon such conversion before giving effect to such adjustment.

(d)           In case of any consolidation of the Company with, or merger of the Company into, any other Person, or in case of any merger of another Person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of Ordinary Shares then outstanding), or in case of any sale, conveyance or transfer of all or substantially all the assets of the Company, the holder of Preferred C Shares shall have the right thereafter, during the period such Preferred C Shares shall be convertible as specified in Article 5.5 (a), to convert such Preferred C Shares into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of Ordinary Shares of the Company into which such Preferred C Shares might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Ordinary Shares of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer; provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Ordinary Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting Share"), then for the purpose of this Article 5.5  the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the nonelecting Shares.  Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5.5.  The above provisions of this Article 5.5 shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(e)           In case:

(i)            the Company shall declare a distribution on its Ordinary Shares payable otherwise than in cash out of its earned surplus; or

(ii)           the Company shall authorize the granting to any holders of its Ordinary Shares of rights or warrants to subscribe for or purchase any Shareholdership Interest of any class or of any other rights; or

(iii)          of any reclassification of the Ordinary Shares (other than a subdivision or combination of the Company’s outstanding Ordinary Shares), or of any consolidation or merger to which the Company is a party and for which approval of any holders of Shares of the Company is required, or the sale, conveyance or transfer of all or substantially all the assets of the Company; or

(iv)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(v)           the Company shall take any other action referred to in this Article 5.5 ;

then the Company shall mail to all holders of Preferred C Shares at their last addresses as they shall appear in the Register of Shareholders, at least 20 Business Days (or 10 Business Days in any case specified in clause (i) or (ii) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of  Ordinary Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

(f)            The Company shall at all times keep authorized and free from preemptive rights, for the purpose of effecting the conversion of Preferred C Shares, the full number of Ordinary Shares then issuable upon the conversion of all outstanding Preferred C Shares.

(g)           The Company will pay any and all taxes that may be payable in respect of the issue or delivery of Ordinary Shares on conversion of Preferred C Shares pursuant hereto.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the Preferred C Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid or is not payable.

5.5A        The Preferred D Shares

(a)           Subject to the terms herein, any Preferred D Shares may, at any time at the option of the holder thereof, be converted at any time into a number of fully paid and nonassessable Ordinary Shares (rounded down as to each conversion to the nearest whole number of Shares) equal to (i) the sum of the then effective Preferred D Shares Preferred Amount divided by (ii) the applicable conversion price in effect at the time of conversion (the "Preferred D Shares Conversion Price").  The Preferred D1 Shares Conversion Price shall initially be the Deemed Preferred D1 Purchase Price, the Preferred D2 Shares Conversion Price shall initially be the Deemed Preferred D2 Purchase Price, the Preferred D3 Shares Conversion Price shall initially be the Deemed Preferred D3 Purchase Price and the Preferred D4 Shares Conversion Price shall initially be the Deemed Preferred D4 Purchase Price.  The Preferred D1 Shares Conversion Price, the Preferred D2 Shares Conversion Price, the Preferred D3 Shares Conversion Price and the Preferred D4 Shares Conversion Price shall be adjusted in certain instances as provided in Article 5.5 A(c) and Article 5.5A (e).

(b)           In order to exercise the conversion privilege, the holder of any Preferred D Shares to be converted shall surrender the certificate for such Share, duly endorsed or assigned to the Company or in blank, at any office or agency of the Company maintained for that purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Shares or, if fewer than all the Preferred D Shares represented by a single Share certificate are to be converted, the number of Preferred D Shares represented thereby to be converted.

Preferred D Shares shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Share certificates for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Shares as holders shall cease, and the Person or Persons entitled to receive Ordinary Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time.  As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of Ordinary Shares issuable upon conversion.

In the case of any conversion of fewer than all of the Preferred D Shares evidenced by a certificate, upon such conversion the Company shall execute and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing the number of unconverted Preferred D Shares.

(c)           The Preferred D Shares Conversion Price shall be adjusted from time to time by the Company as follows:

(i)            If the Company shall hereafter make a distribution to all holders of outstanding Ordinary Shares in Ordinary Shares, the applicable Preferred D Shares Conversion Price in effect at the opening of business on the date following the date fixed for the determination of holders of Shares entitled to receive such dividend or other distribution shall be reduced by multiplying such applicable Preferred D Shares Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding at the close of business on the Share Record Date (as defined in Article 5.5A(c)(v)) fixed for such determination and the denominator of which shall be the sum of such number of Shares and the total number of Shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Share Record Date.  If any dividend or distribution of the type described in this Article 5.5A(c)(i) is declared but not so paid or made, the applicable Preferred D Shares Conversion Price shall again be adjusted to the applicable Preferred D Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii)           If, until such time as (a) there shall be a public offering of the shares of the Company, or (b) the shares of the Company are otherwise publically traded or (c) the Company shall become a wholly owned subsidiary of a publically traded company, the Company shall issue or sell any Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares (other than Excluded Issuances, as defined in Article 11(b)(ii)), for a consideration per Share (or, in the case of convertible or exchangeable securities having a conversion or exchange price per Ordinary Share) less than the Preferred D1 Shares Conversion Price and/or the Preferred D2 Shares Conversion Price  and/or the Preferred D3 Share Conversion Price and/or the Preferred D4 Share Conversion Price on the date of such issuance (after adjustments in accordance with the provisions hereof or for any recapitalization, stock splits, dividends and the like) (the "Reduced Price"), then the Preferred D1 Shares Conversion Price, and/or Preferred D2 Shares Conversion Price, and/or Preferred D3 Shares Conversion Price, and/or Preferred D4 Shares Conversion Price, as applicable, in effect immediately prior to such issuance or sale shall be reduced, for no additional consideration, to be equal to the Reduced Price, so that upon the conversion thereof such holders of Preferred D Shares, shall be entitled to additional Ordinary Shares, calculated according to a full ratchet anti-dilution mechanism as detailed below:

AO  = (N*P)   -  N

NP

Where:

AO = the additional number of Ordinary Shares to be issued to the Preferred D Shares holder upon conversion of the Preferred D Shares;

N = the number of Preferred D Shares, on an as-converted basis, held by the Preferred D Shares holder, immediately prior to the issuance;

P = the applicable Preferred D Shares Conversion Price (as adjusted) in effect immediately prior to such issuance;

NP = the Reduced Price, which will be the new Preferred D Shares Conversion Price, in effect immediately after such issuance.

(iii)           If the outstanding Ordinary Shares shall be subdivided into a greater number of Ordinary Shares, the applicable Preferred D Shares Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, if any outstanding Shares shall be combined into a smaller number of Ordinary Shares, the applicable Preferred D Shares Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iv)           If the Company shall, by dividend or otherwise, distribute to all holders of its Ordinary Shares any class of Shares (other than any dividends or distributions to which Article 5.5A (c)(i) applies) or evidences of its indebtedness, cash or other assets (the foregoing hereinafter in this Article 5.5A (c)(iv) called the "Distributed Securities"), then, in each such case, the applicable Preferred D Shares Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the applicable Preferred D Shares Conversion Price in effect immediately prior to the close of business on the Ordinary Share Record Date with respect to such distribution by a fraction, the numerator of which shall be the applicable Preferred D Shares Conversion Price on such date less the fair market value (as determined by the Board, whose good faith determination shall be conclusive and described in a resolution of the Board) on such date of the portion of the Distributed Securities so distributed applicable to one Ordinary Share and the denominator of which shall be such applicable Preferred D Shares Conversion Price, such reduction to become effective immediately prior to the opening of business on the day following the Ordinary Share Record Date; provided, however, that, in the event the then fair market value (as so determined) of the portion of the Distributed Securities so distributed applicable to one Ordinary Share is equal to or greater than the applicable Preferred D Shares Conversion Price on the Share Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred D Shares shall have the right to receive upon conversion of a Preferred D Share the amount of Distributed Securities such holder would have received had such holder converted such Preferred D Shares immediately prior to such Ordinary Share Record Date.  If such dividend or distribution is not so paid or made, the applicable Preferred D Shares Conversion Price shall again be adjusted to be the applicable Preferred D Shares Conversion Price which would then be in effect if such dividend or distribution had not been declared.  If the Board determines the fair market value of any distribution for purposes of this Article 5.5A (c)(iv) by reference to the actual or when issued trading market for any securities constituting all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Preferred D Shares Conversion Price pursuant to this Article 5.5A (c) to the extent possible.

Rights or warrants distributed by the Company to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase Ordinary Shares (either initially or under certain circumstances), which rights or warrants, until the occurrence of a Dilution Trigger Event: (A) are deemed to be transferred with such Ordinary Shares; (B) are not exercisable; and (C) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Article 5.5A (c)(iv) (and no adjustment to the Preferred D Shares Conversion Price under this Article 5.5A (c)(iv) shall be required) until the occurrence of the earliest Dilution Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment to the Preferred D Shares Conversion Price under this Article 5.5A (c)(iv) shall be made.  If any such rights or warrants, including any such existing rights or warrants distributed prior to the first issuance of Preferred D Shares, are subject to subsequent events, upon the occurrence of each of which such rights or warrants shall become exercisable to purchase securities, evidences of indebtedness or other assets, then the occurrence of each such event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants, without exercise by the holder thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Dilution Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Preferred D Shares Conversion Price under this Article 5.5A (c)(iv) was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Preferred D Shares Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Dilution Trigger Event, as the case may be, as though it were a cash distribution to which this Article 5.5A (c)(iv) were applicable, equal to the per Share redemption or repurchase price received by a holder or holders of Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Preferred D Shares Conversion Price shall be readjusted as if such rights and warrants had not been issued.

Notwithstanding any other provision of this Article 5.5A (c)(iv) to the contrary, rights, warrants, evidences of indebtedness, other securities, cash or other assets (including, without limitation, any rights distributed pursuant to any holder rights plan) shall be deemed not to have been distributed for purposes of this Article 5.5A (c)(iv) if the Company, makes proper provision so that each holder of Preferred D Shares on the date fixed for determination of holders entitled to receive such distribution shall receive upon such distribution, the amount and kind of such distributions that such holder would have been entitled to receive if such holder had, immediately prior to such determination date, converted such Preferred D Shares Share into a Ordinary Share.

For purposes of this Article 5.5A (c)(iv) and Article 5.5A (c)(i), any dividend or distribution to which this Article 5.5A (c)(iv) is applicable that also includes Ordinary Shares, or rights or warrants to subscribe for or purchase Ordinary Shares to which Article 5.5A (c)(i) applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, Shares, rights or warrants other than such Ordinary Shares or rights or warrants to which Article 5.5A (c)(i) applies (and any Preferred D Shares Conversion Price reduction required by this Article 5.5A (c)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such Ordinary Shares or such rights or warrants (and any further Preferred D Shares Conversion Price reduction required by Article 5.5A (c)(i) with respect to such dividend or distribution shall then be made), except that (1) the Share Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of Shareholders entitled to receive such dividend or other distribution", "the Ordinary Share Record Date fixed for such determination" and "the Ordinary Share Record Date" within the meaning of Article 5.5A (c)(i), and (2) any Ordinary Share included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" for the purposes of Article 5.5A (c)(i).

(v)           For purposes of this Article 5.5A (c), the following terms shall have the meaning indicated:

"Ordinary Share Record Date" means, with respect to any dividend, distribution or other transaction or event in which the holders of Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

"fair market value" means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(vi)          No adjustment in the Preferred D Shares Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price, provided that any adjustment not made as a result of the foregoing shall be carried forward and given effect with any subsequent adjustment.  All calculations under this Article 5.5A  shall be made by the Company and shall be made to the nearest cent.

(vii)         Whenever the Preferred D1 Shares Conversion Price and/or the Preferred D2 and/or the Preferred D3 and/or the Preferred D4 Shares Conversion Price is adjusted as herein provided, the Company shall prepare a notice of such adjustment of the applicable Preferred D Shares Conversion Price setting forth the adjusted Preferred D Shares Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the applicable Preferred D Shares Conversion Price to each holder of Preferred D Shares, according to the class of Preferred D Shares held thereby, at such holder’s last address appearing on the Register of Shareholders  maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(viii)        In any case in which this Article 5.5A (c) provides that an adjustment shall become effective immediately after an Ordinary Share Record Date for an event, the Company may defer until the occurrence of such event issuing to the holder of any Preferred D Shares converted after such Ordinary Share Record Date and before the occurrence of such event the additional Ordinary Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Ordinary Shares issuable upon such conversion before giving effect to such adjustment.

(d)           In case of any consolidation of the Company with, or merger of the Company into, any other Person, or in case of any merger of another Person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of Ordinary Shares then outstanding), or in case of any sale, conveyance or transfer of all or substantially all the assets of the Company, the holder of Preferred D Shares shall have the right thereafter, during the period such Preferred D Shares shall be convertible as specified in Article 5.5A (a), to convert such Preferred D Shares into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a holder of the number of Ordinary Shares of the Company into which such Preferred D Shares might have been converted immediately prior to such consolidation, merger, conveyance or transfer, assuming such holder of Ordinary Shares of the Company failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer; provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each Ordinary Share of the Company in respect of which such rights of election shall not have been exercised ("nonelecting Share"), then for the purpose of this Article 5.5A  the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the nonelecting Shares.  Such securities shall provide for adjustments which, for events subsequent to the effective date of the triggering event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5.5A.  The above provisions of this Article 5.5A shall similarly apply to successive consolidations, mergers, conveyances or transfers.

(e)           In case:

(i)            the Company shall declare a distribution on its Ordinary Shares payable otherwise than in cash out of its earned surplus; or

(ii)           the Company shall authorize the granting to any holders of its Ordinary Shares of rights or warrants to subscribe for or purchase any Shareholdership Interest of any class or of any other rights; or

(iii)          of any reclassification of the Ordinary Shares (other than a subdivision or combination of the Company’s outstanding Ordinary Shares), or of any consolidation or merger to which the Company is a party and for which approval of any holders of Shares of the Company is required, or the sale, conveyance or transfer of all or substantially all the assets of the Company; or

(iv)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(v)           the Company shall take any other action referred to in this Article 5.5A ;

then the Company shall mail to all holders of Preferred D Shares at their last addresses as they shall appear in the Register of Shareholders, at least 20 Business Days (or 10 Business Days in any case specified in clause (i) or (ii) above) prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Ordinary Shares of record to be entitled to such dividend, distribution, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up.

(f)            The Company shall at all times keep authorized and free from preemptive rights, for the purpose of effecting the conversion of Preferred D Shares, the full number of Ordinary Shares then issuable upon the conversion of all outstanding Preferred D Shares.

(g)           The Company will pay any and all taxes that may be payable in respect of the issue or delivery of Ordinary Shares on conversion of Preferred D Shares pursuant hereto.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Ordinary Shares in a name other than that of the holder of the Preferred D Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid or is not payable.

5.6           Mandatory Conversion

The Preferred A Shares, Preferred B Shares the Preferred C Shares and the Preferred D Shares shall be converted into Ordinary Shares upon the occurrence of a Qualifying IPO or a Liquidation Event, on the same basis as if they had been converted on such date by the holders thereof pursuant to Articles 5.3(a), 5.4(a) 5.5(a) or 5.5A(a) as applicable.

6.             Increase of Share Capital

(a)            Subject to Article 73 , the Company may, from time to time, by resolution of its Shareholders, whether or not all the shares then authorized have been issued, and whether or not all the shares issued have been called up for payment, increase its authorized share capital.  Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, with such rights and preferences and subject to such restrictions, as such resolution shall provide.

(b)            Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increased as aforesaid shall be subject to all the provisions of these Articles which are applicable to shares included in the existing share capital, without regard to class (and, if such new shares are of the same class as a class of shares included in the existing share capital, to all of the provisions that are applicable to shares of such class included in the existing share capital).

7.             Special Rights; Modification of Rights

(a)            Subject to Article 73,and without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, the Company may, from time to time, by resolution of its Shareholders, provide for shares with such preferred or deferred rights or rights of redemption or other special rights or restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)            If at any time the share capital is divided into different classes of shares, the rights attached to any class, subject to Article 73 and unless otherwise provided by these Articles, may be modified or abrogated by the Company by resolution of its Shareholders, subject to the consent in writing, or voting in a separate meeting, of the holders of more than 50% of the issued shares of such class)The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more Shareholders present in person or by proxy and holding not less than the majority of the issued shares of such class.

(d)            Unless otherwise provided by these Articles, the enlargement of an authorized class of shares, or the issuance of additional shares of such a class out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7 to modify or abrogate the rights attached to previously issued shares of such class or of any other class.

8.             Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)           The Company may, from time to time, by a resolution of its Shareholders (subject, however, to the provisions of Articles 5, 7(b) and 73 of these Articles and to applicable law):

(i)        consolidate and divide all or any part of its issued or unissued authorized share capital into shares of a per share nominal value that is greater than the per share nominal value of its existing shares;

(ii)       subdivide its shares (issued or unissued) or any of them into shares of lesser nominal value than is fixed by these Articles;

(iii)      cancel any shares that, at the date of the adoption of such resolution, have not been purchased or subscribed for; or

(iv)      reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

(b)           With respect to any consolidation of issued shares into shares of a greater nominal value per share, and with respect to any other action that may result in fractional shares, the Board of Directors may settle any dispute that may arise with regard thereto as it deems fit, and in connection with any such consolidation or other action that may result in fractional shares may, without limitation:

(i)        determine, as to any holder of shares so consolidated, which issued shares shall be consolidated into a share of a greater nominal value per share;

(ii)       allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings; or

(iii)      redeem, in the case of redeemable preference shares and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings.

SHARES

9.             Issuance of Share Certificates: Replacement Certificates; Replacement of Lost Certificates

(a)            Share certificates shall be issued under the corporate seal of the Company (or facsimile thereof) and shall bear the signature (or facsimile thereof) of one Director or of any other person or persons authorized by the Board of Directors.

(b)            Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares.  Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

(c)            A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d)            A share certificate that has been defaced, lost or destroyed may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.           Registered holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.           Allotment of Shares; Preemptive Rights

(a)            Subject to the provisions of Articles 11(b) and 73, the shares shall be under the control of the Board of Directors, who shall have the power to allot, issue or otherwise dispose of shares to such persons, at such times, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 13 hereof), and either at par, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, all as the Board of Directors deems fit; and, subject to the provisions of Articles 11(b) and 73, the Board of Directors shall also have the power to give any person the option to acquire from the Company any shares, either at nominal value, at a premium or, subject to the provisions of the Companies Law, at a discount or with payment of commission, for such period and for such consideration as the Board of Directors deems fit.

(b)            Subject to the provisions of Section 11(c) below, until a Qualifying IPO or a Liquidation Event, each Preferred Shareholder holding no less than 2% of the Ordinary Shares of the Company (on a fully diluted and as-converted basis) (an "Entitled Holder" and the "Minimum Holdings", respectively) will have the right to purchase a pro-rata portion (on an as-converted basis) of any New Securities (as defined below) that the Company may, from time to time, propose to sell and issue and which are available for issuance following the exercise (or expiry, as applicable) of the rights of the GE Shareholders pursuant to Section 11(c) below. The Entitled Holder's pro rata share shall be the ratio of the number of issued and outstanding Ordinary Shares (on an as-converted basis) then held by the Entitled Shareholder as of the date of the Rights Notice (as defined in Article 11(b)(ii) below), to the sum of the total number of Ordinary Shares (on an as-converted basis) held by all Entitled Holders issued and outstanding as of such date.  This pre-emptive right shall be subject to the following provisions:

(i)           "New Securities" shall mean any Ordinary Shares, Preferred Shares or other shares of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Ordinary Shares, Preferred Shares or other shares and securities of any type whatsoever that are or may become, convertible into or exchangeable for said Ordinary Shares, Preferred Shares or other share capital; provided, however, that "New Securities" shall not include (i) issuance under employee equity based plans approved by the Board of Directors with the affirmative vote of the Pontifax Director (the "Employee Share Incentive Plan" or “ESOP”), (ii) issuance upon stock splits, stock dividend, reclassification and similar recapitalization events, (iii) issuances in connection with a bona fide business acquisition by the Company approved in accordance with Article 73  whether by merger, consolidation, purchase of assets, purchase or exchange of shares or otherwise, (iv) issuance in connection with the exercise of options or warrants granted prior to the date of adoption of these Articles, and  (v) Ordinary Shares issued upon conversion of  Preferred Shares (the "Excluded Issuances").

(ii)           If the Company proposes to issue New Securities, it shall give the Entitled Holders written notice (the “Rights Notice”) of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that the Entitled Holders have the right to purchase under this Article 11(b).  Each Entitled Holder shall have fifteen (15) days from delivery of the Rights Notice to agree to purchase (a) all or any part of its pro-rata share of such New Securities and (b) all or any part of the pro-rata share of any other Entitled Holder to the extent that such other Entitled Holder does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased.  If the Entitled Holders who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Entitled Holders in accordance with their respective pro-rata share.

(iii)           If the Entitled Holders fail to exercise in full their preemptive rights within the period or periods specified in Article 11(b)(ii), the Company shall have one hundred and eighty (180) days after delivery of the Rights Notice to sell the unsold portion of the New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's Rights Notice.  If the Company has not sold the New Securities within said one hundred and eighty (180) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Entitled Holders in the manner provided above.

(iv)           Notwithstanding any of the aforesaid, in the event that the implementation of the provisions of this Article 11 may require, in the opinion of the Board of Directors, the publication of a prospectus under the Israeli Securities Law, as a result of the number of Preferred Shareholders who are entitled to receive a Rights Notice, then the pre-emptive right pursuant to this Article 11 shall be in effect only in respect of such number of Preferred Shareholders which shall not require the preparation of a prospectus (in accordance with the Israeli Securities Law), and the Entitled Holders for such purpose shall be such Preferred Shareholders holding no less than the Minimum Holdings as satisfy the investor criteria under Section 15 of the Israeli Securities Law and such Preferred Shareholders holding no less than the Minimum Holdings who are entitled to purchase the largest pro rata portion of the New Securities (as determined pursuant to Article 11(b) above) among all those Preferred Shareholders that are entitled to the pre-emptive right hereunder.

(c)            In the event that the Company proposes to issue New Securities in the framework of a Qualified Financing Round (as such term is defined below), it shall give the GE Shareholders written notice of its intention, describing the price, the general terms and conditions upon which the Company proposes to issue them. The GE Shareholders shall have the right, exercisable within twenty one (21) days from delivery of the Company's notice to participate in such Qualified Financing Round to invest (directly or through any of their Affiliates) up to US$1,000,000 in the framework thereof and to acquire equity stock of the Company of the same class that shall be issued to the investors in the Qualified Financing Round, under the same terms and conditions of the Qualified Financing Round, including the price per share.

The rights of the GE Shareholders pursuant to this Section 11(c) shall automatically expire on the earliest to occur of: (i) the closing of a Qualifying IPO; (ii) the occurrence of a Liquidation Event, or (iii) the closing of the Qualified Financing Round.

The rights of the GE Shareholders pursuant to this Section 11(c) shall not apply with respect to any financing round which is not a Qualified Financing Round.

For the purpose of this Subsection 11(c), the term Qualified Financing Round shall mean the first round of equity financing in the Company after the effective date of these Articles, in which the Company raises an aggregate gross amount of US$4,000,000 in one or a series of related transactions.

The rights of the GE Shareholders pursuant to this Section 11(c) may not be amended or modified without the express written consent of the GE Shareholders.

12.           Payment in Installments

If, pursuant to the terms of allotment or issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.           Calls on Shares

(a)           The Board of Directors may, from time to time, as it in its discretion deems fit, make calls for payment upon Shareholders in respect of any sum that has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of allotment or issuance of such shares or otherwise, payable at a fixed time.  Each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may subsequently be extended or such person(s) or place(s) changed.  Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice referred to below), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares of the Shareholder making payment in respect of which such call was made.

(b)           Notice of any call for payment by a Shareholder shall be given in writing to such Shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made.  Prior to the time for any such payment fixed in a notice of a call given to a Shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such Shareholder, revoke such call in whole or in part, extend the time fixed for payment of such call or designate a different place of payment or person to whom payment is to be made.  In the event of a call payable in installments, only one notice thereof need be given.

(c)           If pursuant to the terms of allotment or issuance of a share, or otherwise, an amount is made payable at a fixed time (whether on account of such share or by way of premium), such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with subarticles (a) and (b) of this Article 13, and the provisions of these Articles with regard to calls (and the nonpayment thereof) shall be applicable to such amount (and the non-payment thereof).

(d)           Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e)           Any amount called for payment that is not paid when due shall bear interest from the date fixed for payment until actual payment, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel) and payable at such time(s) as the Board of Directors may prescribe.

(f)            Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amounts and times for payment and of calls for payment in respect of such shares.

14.           Prepayment

With the consent of the Board of Directors any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty.  Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.           Forfeiture and Surrender

(a)           If any Shareholder fails to pay an amount payable by virtue of a call, or interest thereon as provided for in accordance with these Articles, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount or any portion thereof remains unpaid, forfeit all or any of the shares in respect of which such payment was called for.  All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including without limitation attorneys' fees and costs of legal proceedings, shall be added to, and shall for all purposes (including the accrual of interest thereon) constitute a part of the amount payable to the Company in respect of such call.

(b)           Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall ipso facto be forfeited; provided, however, that prior to such date the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall estop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)           Without derogating from Articles 55 and 60 of these Articles, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)           The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)           Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors deems fit.

(f)            Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall nonetheless be liable to pay and shall promptly pay, to the Company all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys or any part thereof.  In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g)           The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall estop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.           Lien

(a)           Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and obligations to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or obligation has matured.  Such lien shall extend to all dividends from time to time declared or paid in respect of such share.  Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

(b)           The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or obligation giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or obligation has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his executors or administrators.

(c)           The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or obligations of such Shareholder in respect of such share (whether or not the same have matured), and any residue shall be paid to the Shareholder, his executors, administrators or assigns.

17.           Sale After Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser's name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the Shareholder and shall not be bound to see to the regularity of the sale proceedings or to the application of the proceeds of such sale, and after his name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.           Redeemable Shares

The Company may, subject to applicable law, issue redeemable shares and redeem the same.

TRANSFER OF SHARES

19.           Restriction on Disposition by the Founder

If the Founder, or any of his Affiliates or Immediate Family Shareholders, receives an offer to enter into any transaction to Dispose of any of their Shares, he will notify the Board, and the Board shall notify the Preferred C Shareholders, in writing of the terms of such offer within seven (7) Business Days of the receipt of such offer.  Save with a written waiver from the Preferred C Shareholders holding at least a majority of the Preferred C Shares, the Founder, or any of his Affiliates or family Shareholders, will not be entitled to Dispose of any of their Shares, until the sooner of (a) March 5, 2011, or (b) the Preferred C Shareholders have disposed of all of their Preferred C Shares.  The limitations on disposition of Ordinary Shares set forth herein shall not apply to the Bring Along Rights set forth in Article 21.

20.           Right of First Refusal

(a)           Except for Dispositions to Permitted Transferees, until the consummation of a Qualifying IPO or Liquidation Event, any Shareholder wishing to transfer its Shares, or any number thereof (the "Offered Shares") pursuant to the terms of a bona fide offer received from any person or entity (the "Third Party"), must first offer the Offered Shares to the Entitled Holders (the "Offerees"), on terms and conditions not less favorable than those proposed by the Third Party, by a written notice to the Offerees, with a copy to the Company (the "Notice of Sale").

(b)           For the purposes of this Article 20, a Shareholder wishing to Dispose of any Shares shall be referred to as the "Selling Shareholder".

(c)           The Notice of Sale shall state the number and kind of Offered Shares, whether the Offered Shares will, upon the Disposition, be free of all liens, charges and encumbrances, that a bona fide offer has been received from the Third Party and the terms of the offer, the identity of the Third Party and the price and terms of payment for the Offered Shares.

(d)           Each Offeree shall be entitled to purchase its Proportional Part (as defined below) of the Offered Shares, or any portion thereof, at the price and under the conditions stated in the Notice of Sale, within fourteen days (14) of its receipt (the "Notice Period"), by giving written notice of his wish to do so to the Selling Shareholder, with copies to the Company (the "Response Notice").

(e)           Each Offeree shall also be entitled to purchase Offered Shares that are not purchased by the other Offerees, by so indicating in the Response Notice. If the Response Notices, in the aggregate, are in respect of more than the Offered Shares, then the accepting Offerees shall be cut back with respect to their oversubscriptions, on a pro-rata basis between them in proportion to their respective Proportional Parts.

(f)           The "Proportional Part" of each Offeree for the purposes hereof shall equal the number of aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) then held by such Offeree and the denominator of which is the aggregate number of Ordinary Shares (on an as-converted basis) then held by all Offerees.

(g)           The Response Notice shall, when taken in conjunction with the offer as set forth in the Notice of Sale, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares.

(h)           If a Response Notice has not been given by an Offeree within the Notice Period, then such Offeree shall be deemed to have waived its right of first refusal pursuant to this Article 20.

(i)            Upon expiration of the Notice Period:

(i)
If the Response Notices, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the Offerees who sent such Response Notices shall acquire the Offered Shares, on the terms aforementioned, at a closing that shall take place (i) within seven (7) days following the expiration of the Response Period (or any such other date as shall be agreed upon between the parties); or (ii) upon the closing of the Third Party transaction, as applicable.

(ii)
in the event that the Offerees have not realized their first refusal rights hereunder in their entirety, then, subject to provisions herein, the Selling Shareholder shall be entitled to transfer such Offered Shares not purchased pursuant to this Article 20 to the Third Party, within forty-five (45) days thereafter, except that the Offered Shares may not be sold at a price and under conditions more favourable to the transferee than the price and conditions under which they were offered to the Offerees.

(j)            If the Offered Shares have not been sold within the aforesaid forty-five (45) days, their Disposition shall once again be subject to the provisions of this Article 20.

(k)           No transfer of shares shall be registered in the Company’s registry unless there has been compliance with the procedure set forth in this Article 20 and a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors) has been submitted to the Company or its transfer agent, together with share certificate(s) and such other evidence of title as the Board of Directors may reasonably require.  Until the transferee has been registered in the Register of Shareholders  in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.

21.           Co Sale Rights and Compulsory Sale (Tag Along and Bring Along).

(a)           Until the consummation of a Qualifying IPO or Liquidation Event, and subject to Article 20 above, in the event that any of the Shareholders (each, a "Co-Sale Selling Shareholder") desires to sell or otherwise Dispose of any of its Shares other than to such person's Permitted Transferee(s), then the provisions of this Article 21 shall apply with respect to such Shares.

(b)           Within 14 days following the expiration of the Notice Period under Article 20 above, each Entitled Holder (the "Co-Sellers") shall have the option, exercisable by written notice to the Co-Sale Selling Shareholder, to require the Co-Sale Selling Shareholder to provide as part of its proposed sale that such Co-Sellers be given the right to participate, on the same terms and conditions as the Co-Sale Selling Shareholder, in the sale pro-rata in proportion to the respective number of Ordinary Shares (on an "as-converted" basis) owned at such time by the Co-Sale Selling Shareholder and all other Co-Sellers who participate in the proposed sale. To the extent the Entitled Holders exercise such right, the number of Shares that the Co-Sale Selling Shareholder may sell shall be correspondingly reduced.

(c)           Until the consummation of a Qualifying IPO or Liquidation Event, if Shareholders holding a majority of the Shares outstanding which majority must include Shareholders holding at least 75% of the Preferred Shares, all on an as converted basis, accept a detailed offer to sell all their Shares to a third party (the "Purchase Offer") and such Purchase Offer is conditional upon the sale of all of the Shares, then the remaining holders shall be obligated to sell their Shares pursuant to the terms specified in the Purchase Offer, and the proceeds from such sale shall be divided in accordance with the liquidation preferences set forth in this Agreement.

The closing of the sale under the Purchase Offer shall take place at such closing or at another time as agreed upon between the parties, provided however, that should any holder fail to comply with any of its obligations specified in this Article 21, the Company shall register the Disposition of such holder’s Shares in the Company's books and hold any payment due to such holder under the Purchase Offer in escrow until such time that such holder shall fulfill its obligations hereunder. For avoidance of doubt, from the closing date of the Purchase Offer, such purchaser shall be regarded as the sole legal owner of the Shares of such holder.

TRANSMISSION OF SHARES

22.           Decedent's Shares.

(a)           In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22(b) of these Articles have been effectively invoked.

(b)           Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient), shall be registered as a Shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

23.           Receivers and Liquidators.

(a)           The Company may recognize any receiver, liquidator or similar official appointed to wind up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b)           Such receiver, liquidator or similar official appointed to wind up, dissolve or otherwise liquidate a corporate Shareholder, and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors may deem sufficient as to his authority to act in such capacity or under this Article, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer contained in these Articles, transfer such shares.

GENERAL MEETINGS

24.           Annual General Meeting.

(a)           An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than 15 months after the last preceding Annual General Meeting) and at such place, either within or without the State of Israel, as may be determined by the Board of Directors.

(b)           The Annual General Meeting may consider and vote upon the following matters:

(i)            Report by the Board of Directors of the Company;

(ii)           Report by the independent auditors of the Company;

(iii)          Approval of the Company's financial statements;

(iv)          Appointment of the Company's independent auditors and approval of their fees;

(v)           Approval of interested-party transactions in accordance with the requirements of the Companies Law; and

(vi)          Approval of changes to these Articles.

25.           Extraordinary General Meeting.

All General Meetings other than Annual General Meetings shall be called "Extraordinary General Meetings."  The Board of Directors may, whenever it deems fit, convene an Extraordinary General Meeting, at such time and place, as may be determined by the Board of Directors, and shall be obligated to do so upon a request in writing in accordance with Sections 63 or 64 of the Companies Law, or upon a request in writing of the Shareholders holding a majority of the Preferred C Shares.

26.           Notice of General Meetings; Omission to Give Notice.

(a)           Notice of a General Meeting shall be delivered at least seven (7) days prior to the date for convening of the meeting (but not more than forty-five (45) days before such date) to each of the Shareholders listed in the Register of Shareholders in the manner specified in these Articles.  Each such notice shall specify the place and the date and hour of the meeting, the agenda, reasonable detail of the matters to be discussed at the meeting, and arrangements for voting by proxy if the matters on the agenda for the meeting include matters in respect of which Shareholders may vote by proxy under any law or in accordance with these Articles.  If the agenda of the meeting includes a proposal to amend these Articles, the text of the proposed amendment shall be specified.

(b)           A resolution may be proposed and adopted at a meeting even though the notice prescribed in this Article has not been given, subject to the consent of all of the Shareholders entitled to vote thereon.

(c)           The non-receipt of notice sent to a Shareholder, shall not invalidate the proceedings at such meeting.

(d)           The Board of Directors may fix a date, not exceeding sixty (60) days prior to the date of any General Meeting, as the date as of which Shareholders entitled to notice of and to vote at such meeting shall be determined, and only those persons who were holders of record of voting shares on such date shall be entitled to notice of and to vote at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

27.           Quorum.

(a)           No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)           In the absence of contrary provisions in these Articles, two or more Shareholders, present in person or by proxy and holding in the aggregate at least a majority of the outstanding voting power in the Company, including Shareholders holding a majority of the Preferred C Shareholders, shall constitute a quorum of General Meetings.

(c)           If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon request under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of more than 50% of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment.  No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. At such adjourned meeting (other than an adjourned separate meeting of a particular class of shares as referred to in Article 7 of these Articles), any two shareholders present in person or by proxy shall constitute a quorum.

28.           Chairman.

The Chairman, if any, of the Board of Directors shall preside at every General Meeting of the Company.  If at any meeting the Chairman is not present within 15 minutes after the time fixed for holding the meeting or is unwilling to take the chair, the Shareholders present shall choose someone of their number to be the chairman of such meeting.  The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the right of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).

29.           Adoption of Resolutions at General Meetings.

(a)           Subject to the provisions of Article 73, a resolution shall be deemed adopted if approved by the holders of more than 50% of the voting power represented at the meeting in person or by proxy and voting thereon.

(b)           Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by a Shareholder, present in person or by proxy and entitled to vote at the meeting, then the same shall be decided by a written ballot.  A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands.  If a written ballot is demanded after such declaration, then the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by a written ballot.

(c)           A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or defeated, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

(d)           Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

(e)           Except as set forth in Article 7 and as required by law, the holders of the Ordinary Shares, Preferred Shares, and any other class of preferred shares shall not be entitled to any class vote.

30.           Resolutions in Writing.

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

31.           Power to Adjourn.

The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of more than 50% of the voting power represented in person or by proxy and voting on the question of adjournment, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called. If a meeting is adjourned for twenty one (21) days or more, then notice thereof shall be given in the manner required for the meeting as originally called. If the adjourned meeting is adjourned for less than (21) days, then notice thereof shall be given in accordance with the provisions of the Companies Law, if any.

32.           Voting Power.

Subject to the provisions of Articles 5 and 33(a) and subject to any provisions of these Articles conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on an as converted basis, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

33.           Voting Rights.

(a)           No Shareholders shall be entitled to vote at any General Meeting (or be counted as part of the quorum) unless all calls then payable by him in respect of his shares in the Company have been paid.

(b)           A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to authorize or deliver a proxy on its behalf.  Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were a natural person.  Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

(c)           Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or if the Shareholder is a company or other corporate body by a representative authorized pursuant to Article 33(b).

(d)           If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s).  For the purposes of this Article 33(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

PROXIES

34.           Instrument of Appointment.

(a)           An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I [Name of Shareholder] of [Address of Shareholder] being a Shareholder of Check-Cap Ltd. hereby appoint [Name of Proxy] of [Address of Proxy] as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the _____ day of _____________ and at any adjournment(s) thereof.

Signed this ____ day of ______________, [signature of appointer].”

or in any usual or common form or in such other form as may be approved by the Board of Directors.  Such proxy shall be duly signed by the appointor or such person's duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

(b)           The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its principal place of business or at the offices of its registrar or transfer agent, or at such place as the Board of Directors may specify) not less than 24 hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

35.           Effect of Death of Appointor or Transfer of Share or Revocation of Appointment.

(a)           A vote cast in accordance with an instrument appointing a proxy shall be valid despite the prior death or bankruptcy of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairman of such meeting prior to such vote being cast.

(b)           Except if otherwise set forth in the instrument, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairman, subsequent to receipt by the Company of such instrument, of written notice signed by the person who signed such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 34(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 34(b) of these Articles, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting.  A vote cast in accordance with an instrument appointing a proxy shall be valid despite the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 35(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS

36.           Powers of Board of Directors.

(a)           General.

The management of the business of the Company shall be vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by law or these Articles to be done by the Company by action of its Shareholders at a General Meeting.  The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company by action of its Shareholders at a General Meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors that would have been valid if such regulation or resolution had not been adopted.

(b)           Borrowing Power.

The Board of Directors may from time to time, at its discretion, cause the Company to borrow or guaranty the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions as it deems fit, and in particular by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges or other security interest on the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

(c)           Reserves.

The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) that the Board of Directors, in its absolute discretion, shall deem fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

37.           Exercise of Powers of Board of Directors.

(a)           A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)           Subject to the provisions of Article 73, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by the majority of the Directors lawfully entitled to vote thereon and present when such resolution is put to a vote and voted thereon.

(c)           Subject to the provisions of Article 73, a resolution in writing signed by all of the Directors then in office and lawfully entitled to vote thereon or to which all of the Directors have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

38.           Delegation of Powers.

(a)           Subject to Article 73 and to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting  of any Director who has indicated his/her interest to serve in such committee (each an "Interested Director"), and it may from time to time revoke such delegation or alter the composition of any such committee (provided that any Interested Director shall continue to be a member of any such committee).  Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors.  The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article.  Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

(b)           Without derogating from the provisions of Article 51, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person.  The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate.

(c)           The Board of Directors may from time to time appoint, in the name of the Company, (an) advisor(s), counsel, (an) attorney(s), (a) consultant(s) or other third party to provide strategic advice, scientific assessments, legal advice, general business development advice or other specialist advice which, in the opinion of the Pontifax Director, facilitates the fulfillment of their roles as directors.  The fees for such advice will be paid by the Company.

(d)           Without derogating from the provisions of Article 38(a), the Board of Directors will form an HR Committee comprised of the Pontifax Director, the director representing the Preferred A Shareholders, and the director representing the Preferred B Shareholders. The HR Committee will review and approve the terms of employment of all VP level management of the Company.

(e)           The Board of Directors shall have the right to appoint, in the name of the Company, (an) advisor(s), counsel, (an) attorney(s), (a) consultant(s) or other third party to provide strategic advice, scientific assessments, legal advice, general business development advice or other specialist advice which, in the opinion of the Pontifax Director, facilitates the fulfillment of their roles as directors.  The fees for such advice will be paid by the Company.

(f)           Without derogating from the provisions of Article 38(a), the Board of Directors will form a Business Development and Management Committee, including the Pontifax Director. In addition, representatives of Pontifax will serve as external members of the Business Development and Management Committee.

(g)           The Pontifax Director shall have the right to determine the location of one "in person" Board meeting each year. The Company will reimburse the Pontifax Director and observer for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board meetings.

39.           Number of Directors.

(a)           The Board of Directors shall consist of up to eight (8) Directors of whom:

(i)        one (1) person shall be appointed by the holders of a majority of the Ordinary Shares;

(ii)       one (1) person shall be appointed by the holders of a majority of the Preferred A Shares;

(iii)      one (1) person shall be appointed by the holders of a majority of the Preferred B Shares;

(iv)      one (1) director shall be appointed by Pontifax;

(v)       one (1) director shall be the Company's CEO, ex officio;

(vi)      one (1) director shall be appointed by Spearhead;

(vii)	one (1) director shall be appointed by Docor; and

(viii)	one (1) director shall be appointed by the majority of the Directors.

(b)           Without derogating from Article 39(a), each of Pontifax and the Founder will be entitled to appoint one observer to the Board of Directors who may attend the meetings of the Board of Directors but shall not have the right to vote.

(c)           The right to appoint a director to the Board of Directors of the Company granted to a specifically named Shareholder in Article 39(a) may not be waived or terminated without the prior written consent of such Shareholder. To the extent that an amendment of this Article 39(c) adversely affects the rights and privileges of a specifically named Shareholder, such amendment shall require the prior written consent of such Shareholder.

40.           Appointment and Removal of Directors.

(a)           Except as otherwise provided in these Articles, Directors shall not be elected but shall be appointed. In addition, subject to Article 42, vacancies, however created, on the Board of Directors may only be filled by the Person who designated the previous incumbent of such vacancy.

(b)           The appointment (including fill of vacancy) or removal of a Director shall be effected by the delivery of a written notice to the Company at its principal office, signed by the Person entitled to effect such appointment or removal.  Any appointment or removal shall become effective on the date fixed in the notice or upon delivery of the notice to the Company, whichever is later.

41.           Qualification of Directors.

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

42.           Continuing Directors in the Event of Vacancies.

Subject to Articles 39 and 48, in the event of one or more vacancies in the Board of Directors, the remaining Directors may continue to act in every matter and, pending the filling of any vacancy pursuant to the provisions of Article 40, may appoint Director(s) to fill any such vacancy temporarily (such temporarily appointed Director being automatically deemed to be removed from the Board upon the appointment of a Director to fill the previous vacancy in accordance with Article 40); provided, however, that if they number less than a majority of the number provided for pursuant to Article 39 of these Articles, they may act only in an emergency or to fill the office of Director that has become vacant up to the minimum number or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 39 are in office as a result of such meeting.

43.           Vacation of Office.

(a)           The office of a Director shall be vacated, ipso facto, upon his death, or if he be found lunatic or become of unsound mind, or if he becomes bankrupt (or if the Director is a company, upon its winding-up).

(b)           The office of a Director shall be vacated by his written resignation.  Such resignation shall become effective on the date fixed therein or upon the delivery to the Company, whichever is later.

44.           Remuneration of Directors; Reimbursement of Expenses

A Director shall be paid remuneration by the Company for his services as a Director, to the extent such remuneration shall have been approved by a General Meeting of the Company.  The Company shall reimburse Directors and observers, for reasonable expenses incurred in connection with their service on the Board of Directors and their attendance at Board meetings, in accordance with the Company’ policy.

45.           Conflict of Interests.

Subject to the provisions of the Companies Law, no Director shall be disqualified by virtue of his office from holding any office or relationship of profit with the Company or with any company in which the Company shall be a shareholder or have another interest, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall in any way be interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or relationship of profit or realized from such contract or arrangement by reason only of such Director's holding that office or of the fiduciary relations thereby established, but the nature of his interest, as well as any material fact or document, must be disclosed by him at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists, or in any other case no later than the first meeting of the Board of Directors after the acquisition of his interest.

46.           Alternate Directors.

(a)           A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as an “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever.  Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

(b)           Any notice to the Company pursuant to Article 46(a) shall be given in person to, or by sending the same by mail to the attention of, the General Manager of the Company at the principal office of the Company or to such other person or place as the Board of Directors shall have determined for such purpose, and shall become effective on the date fixed therein, or upon the receipt thereof by the Company at the place specified above, whichever is later.

(c)           An Alternate Director shall have all the rights and obligations of the Director for whom the substitute is appointed; provided, however, that (i) he may not in turn appoint an alternate for himself (unless the instrument appointing him expressly provides otherwise), (ii) an Alternate Director shall have no standing at any meeting of the Board of Directors or any Committee of the Board of Directors while the Director for whom the substitute is appointed him is present, and (iii) the Alternate Director is not entitled to remuneration.

(d)           Any natural person that does not act as a Director but that is so qualified may act as an Alternate Director.  One person may not act as Alternate Director for more than one Director.

(e)           An Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director who appointed him.

(f)            The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 43, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

47.           Meetings.

(a)           The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors deem fit.

(b)           Any one (1) Director may at any time, and the Chairman of the Board of Directors upon the request of any Director shall, convene a meeting of the Board of Directors, but not less than two (2) days notice shall be given of any meeting so convened.  Notice of any such meeting may be given in writing or by email, mail, telegram or facsimile.  Despite anything to the contrary in these Articles, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened despite such defective notice if such failure or defect is waived prior to action being taken at such meeting by all Directors entitled to participate in such meeting to whom notice was not duly given.

(c)           Directors may attend any meeting via telephone so long as all may hear and be heard.

48.           Quorum.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by telephone conference of a majority of the Directors appointed pursuant to Article 39 and lawfully entitled to vote on the subject matter of the relevant meeting, including the Pontifax Director, provided, that, all members of the Board of Directors received due notice of such meeting or telephone conference.  No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by telephone conference) when the meeting proceeds to business.  If within half an hour from the time appointed for the meeting a quorum is not present it shall be adjourned to the next business day, at the same time and place, unless a majority of the Directors decide otherwise.  No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.  At such adjourned meeting those Directors (appointed pursuant to Article 39) present, and lawfully entitled to vote on the subject matter of the relevant meeting shall constitute a quorum.

49.           Chairman of the Board of Directors.

The Board of Directors may from to time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in his place.  The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chairmanship, the Directors present shall choose one of their number to be the chairman of such meeting.  The Chairman of the Board of Directors shall not have a casting or deciding vote.

50.           Validity of Acts Despite Defects.

All acts done bona fide at any meeting of the Board of Directors, or of a committee of the Board of Directors, or by any person(s) acting as Director(s), shall, even if it is subsequently discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

GENERAL MANAGER

51.           General Manager, Chief Executive Officer, Managers.

Subject to Article 73 , the Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager as Chief Executive Officer of the Company or Managers, and may confer upon such person(s), and from time to time modify or revoke, such title(s) and such duties and authorities as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe.  Unless otherwise determined by the Board of Directors, the General Manager shall have authority with respect to management of the Company in the ordinary course of business.

MINUTES

52.           Minutes.

(a)           Minutes of each General Meeting, of each meeting of the Board of Directors and of each meeting of a Committee of the Board of Directors shall be recorded and duly entered in books provided for that purpose, and shall be held by the Company at its principal office or such other place as shall be determined by the Board of Directors.  Such minutes shall, in all events, set forth the name of the persons present at the meeting and all resolutions adopted at the meeting.

(b)           Any such minutes, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

53.           Declaration of Dividends; Dividend Preference; Withholding.

(a)            Subject to Article 73 , the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend as may appear to the Board of Directors to be justified by the profits of the Company.  The Board of Directors shall be entitled to declare a final dividend in respect of any fiscal period.  The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the Shareholders entitled thereto.  All dividends shall be distributed in the following manner:

(i)             First, to the holders of the Preferred D Shares, pro rata in accordance with their respective holdings at the record date of such distribution, until each holder of the Preferred D Shares has received aggregate distributions in an amount sufficient to give such holder its Preferred D Shares Preferred Amount through the date of such distribution.

(ii)            Next, to the holders of the Preferred C Shares, pro rata in accordance with their respective holdings at the record date of such distribution, until each holder of the Preferred C Shares has received aggregate distributions in an amount sufficient to give such holder its Preferred C Shares Preferred Amount through the date of such distribution.

(iii)            Next, to the holders of the Preferred A Shares, pro rata in accordance with their respective holdings at the record date of such distribution, until each holder of the Preferred A Shares has received aggregate distributions in an amount sufficient to give such holder its Preferred A Shares Preferred Amount through the date of such distribution.

(iv)            Next, to the holders of the Preferred B Shares, pro rata in accordance with their respective holdings at the record date of such distribution, until each holder of the Preferred B Shares has received aggregate distributions in an amount sufficient to give such holder its Preferred B Shares Preferred Amount through the date of such distribution.

(v)             Next, to the holders of the Preferred Shares, as a single class, pro rata in accordance with each holders' Deemed Preferred A Purchase Price, Deemed Preferred B Purchase Price, Deemed Preferred C Purchase Price and Deemed Preferred D Purchase Price, as applicable, at the record date of such distribution, until each holder of Preferred Shares has received distributions in an amount sufficient to return to each such holder its respective Deemed Purchase Price, as applicable; provided, that at such time as any holder of Preferred D Shares, Preferred C Shares, Preferred A Shares or Preferred B Shares shall have received distributions equal to its respective Deemed Purchase Price, distributions to such holder of Preferred D Shares, Preferred C Shares, Preferred A Shares or Preferred B Shares shall cease, but continue as to the other holders of Preferred D Shares, Preferred C Shares, Preferred A Shares or Preferred B Shares on a pari passu basis in relation to their respective Preferred Shareholdings at the time of such distribution until the other holders of Preferred D Shares, Preferred C Shares, Preferred A Shares and/or Preferred B Shares, respectively, have received distributions in an amount equal to each holder’s respective Deemed Purchase Price.

(vi)            Thereafter, to all Shareholders (of all classes) in a proportion equal to the number of Ordinary Shares held by each Shareholder (on a fully diluted basis giving effect to conversion of the Preferred Shares into Ordinary Shares whether or not converted) over the total number of Ordinary Shares issued and outstanding at such time (on a fully diluted basis giving effect to conversion of the Preferred Shares into Ordinary Shares whether or not converted).

(b)   Withholding.  The Company is authorized to withhold from distributions to be made to a Shareholder, and to pay over to a federal, state or local government, in Israel or elsewhere, any amounts required to be withheld pursuant to applicable law.  Any amounts so withheld shall be treated as distributed to such Shareholder for all purposes of these Articles.

54.           Funds Available for Payment of Dividends or Distributions to Shareholders.

(a)  Subject to Article 54(b), no dividend shall be paid otherwise than out of the profits of the Company.

(b)  The Company shall make commercially reasonable efforts to make or cause to be made distributions, or to advance funds to the holders of Ordinary Shares, Preferred A Shares and/or Preferred B Shares as are necessary to eliminate the impact of the reorganization and the transfer of certain assets or licensing of certain Company assets from Check-Cap LLC.  Notwithstanding the foregoing, the Company will not advance payments to holders of Ordinary Shares, Preferred A Shares and/or Preferred B Shares to address the fact that they will no longer receive a "pass through" of losses generated by the Company as they have while owning units of Check-Cap LLC. These advances, if and to the extent made, will be deducted from any distributions such Shareholders receive from the Company.

55.           Amount Payable by Way of Dividends.

Subject to Article 53, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which such dividend is being paid without taking into account the premium paid up for the shares.  The amount paid up on account of a share that has not yet been called for payment or fallen due for payment and upon which the Company pays interest to the Shareholder shall not be deemed, for the purposes of this Article, to be a sum paid on account of the share.

56.           Interest.

No dividend shall carry interest as against the Company.

57.           Payment in Specie.

Upon the resolution of the Board of Directors and subject to Article 53, the Company (i) may cause any moneys, investments or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund or to the credit of a reserve fund for the redemption of capital, or in the control of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the basis that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company that shall be distributed accordingly, in payment, in whole or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and (ii) may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

58.           Implementation of Powers under Article 57.

For the purpose of giving full effect to any resolution under Article 57, and without derogating from the provisions of Article 7 hereof, the Board of Directors may settle any difficulty that may arise in regard to the distribution as it deems expedient, and in particular may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debentures stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

59.           Dividends on Unpaid Shares.

Without derogating from Article 55, the Board of Directors may give an instruction that shall prevent the distribution of a dividend to the holders of shares on which the full nominal amount has not been paid up.

60.           Retention of Dividends.

(a)           The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities or obligations in respect of which the lien exists.

(b)           The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 and 23, entitled to become a Shareholder, or which any person is, under such Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

61.           Unclaimed Dividends.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed.  The payment by the Board of Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof.  The principal (and only the principal) of an unclaimed dividend or such other moneys shall be, if claimed, paid to a person entitled thereto.

62.           Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or draft sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to the joint holder whose name is registered first in the Register of Shareholders or his bank account or the person whom the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person's bank account), or to such person and at such other address as the person entitled thereto may by writing direct.  Every such check or draft shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or draft by the bank upon which it is drawn shall be a good discharge to the Company.

63.           Receipt from a Joint holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS; AUDITS

64.           Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law.  Such books of account shall be kept at the principal office of the Company, or at such other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by all Directors.  Such books of account and other corporate documents and records shall also be open to inspection by the Shareholders and by auditors appointed by the Shareholders, provided that such Shareholders and auditors shall enter into confidentiality undertakings reasonably satisfactory to the Board of Directors.

65.           Audit.

At least once in every Fiscal Year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

66.           Auditors.

The appointment, authorities, rights and duties of the auditor(s) of the Company shall be regulated by the Companies Law and subject to Article 73 ; provided, however, that the Board of Directors shall have the authority to fix the remuneration of the auditor(s).

RIGHTS OF SIGNATURE, STAMP AND SEAL

67.           Rights of Signature, Stamp and Seal.

(a)            Subject to Article 73, the Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature(s) of such person(s) on behalf of the Company shall bind the Company to the extent such person acted and signed within the scope of his or their authority.

(b)            The Board may provide for a seal.  If the Board so provides, it shall also provide for the safe custody thereof.  Such seal shall not be used except by the authority of the Board of Directors and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

NOTICES

68.           Notices.

Unless a specific provision relating to notices is contained in any other Article, the following shall apply:

(a)            Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his address as it appears in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents or by telegram, telex, facsimile or electronic mail.  Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its principal office.  Any such notice or other document shall be deemed to have been served when actually tendered if hand delivered, or 72 hours (7 business days if sent internationally) after it has been posted (or when actually received by the addressee if sooner).  Notice sent by telegram, telex, facsimile or electronic mail shall be deemed to have been served when actually received by the addressee.  A notice that is defectively addressed or that otherwise fails to comply with the provisions of this Article shall nevertheless be deemed to have been served if and when actually received by the addressee.

(b)            All notices to be given to the Shareholders shall, with respect to any share to which such persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to all the holders of such share.

(c)            Any Shareholder whose address is not listed in the Register of Shareholders, and who shall not have designated in writing an address for the delivery of notices, shall not be entitled to receive any notice from the Company.

INSURANCE, RELEASE AND INDEMNIFICATION OF OFFICERS

69.           Insurance

The Company may, from time to time and subject to any provision of law, enter into an agreement to insure an Office holder against any liability, in whole or in part, that may be imposed upon such Office holder as a result of an action carried out in his capacity as an Office holder in each of the following cases:

(i)	breach of duty of care towards the Company or towards another person;

(ii)	breach of fiduciary duty towards the Company, provided that the Office holder acted in good faith and had reasonable grounds to assume that the action would not harm the interests of the Company;

(iii)	a monetary liability imposed on him in favor of a third party. 70.

Indemnification

(a)
The Company may, from time to time and subject to any provision of law, indemnify an Office holder, to the fully extent permitted by the Companies Law, in respect of a liability or expense set out below which is imposed on him or incurred by him as a result of an action taken in his capacity as an Office holder of the Company:

(i)	monetary liability imposed on him in favour of a third party by a judgment, including a settlement or a decision of an arbitrator which is given the force of a judgment by court order;

(ii)
reasonable litigation expenses, including legal fees, incurred by the Office holder as a result of an investigation or proceeding instituted against such Office holder by a competent authority, which investigation or proceeding has ended without the filing of an indictment or in the imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (without derogating from Article 1.2(a) above, the phrases "proceeding that has ended without the filing of an indictment" and "financial obligation in lieu of a criminal proceeding" shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law); and

(iii)
reasonable litigation expenses, including legal fees, which the Office holder has incurred or is obliged to pay by the court in proceedings commenced against him by the Company or in its name or by any other person, or pursuant to criminal charges of which he is acquitted or criminal charges pursuant to which he is convicted of an offence which does not require proof of criminal intent.

(b)	The Company may, from time to time and subject to any provision of law:

(a)	undertake in advance to indemnify an Office holder of the Company for any of the following:

(i)
any liability as set out in Article 70(a)(i) above, provided that the undertaking to indemnify is limited to the classes of events which in the opinion of the Board of Directors can be anticipated in light of the Company’s activities at the time of giving the indemnification undertaking, and for an amount and/or criteria which the Board of Directors has determined are reasonable in the circumstances and, the events and the amounts or criteria that the Board of Directors deem reasonable in the circumstances at the time of giving of the undertaking are stated in the undertaking; or

(ii)	any liability stated in Article 70(ii) or (iii) above;

(b)	indemnify an Officer after the occurrence of the event which is the subject of the indemnity.

71.           Release from Liability

The Company may release an Office holder in advance from liability, in whole or in part, for damage suffered as a result of breach of duty of care of the Office holder towards the Company, other than for a breach of care in connection with a Distribution.

71A.	Articles 69-71 above are not intended and shall not in any way limit the Company’s ability to enter into any contract of insurance or to grant a release from liability or an indemnity:

(i)	in connection with a person who is not an Office holderr, including employees, contractors or consultants of the Company who are not Officer holders;

(ii)	in connection with Officer holders - to the extent that the insurance, release or indemnity is not prohibited by law.

71B.	The provisions of Article 69-71 above shall apply to a corporate representative of a director and an Alternate Director.

DISSOLUTION OR LIQUIDATION OF THE COMPANY

           72.    If the Company is dissolved, the Board of Directors shall wind up its affairs.  On winding up of the Company, or upon the occurrence of a Deemed Liquidation Event, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then the remaining proceeds to the Shareholders in accordance with the priorities set forth in Article 53.

MAJOR DECISIONS

73.           Major Decisions.

(a)           Until the first to occur of (1) such time as Emigrant (or its Permitted Transferees) and the other initial holders of Preferred A Shares (or their Permitted Transferees) no longer own at least 3,375,000 Preferred A Shares, (2) a transaction resulting in a 500% realized return (calculated based upon the Deemed Preferred A Purchase Price) to any remaining initial holders of Preferred A Shares (or their Permitted Transferees) is closed, or (3) the closing of a Qualifying IPO, the Board of Directors shall not take any action with respect to any of the matters enumerated below (each, a "Major Decision") without the affirmative vote of the Requisite Number of Directors:

(i)           Approval of amendments to the Company’s Articles of Association other than, subject to Article 73(b) below, those that are required by a provider(s) of a subsequent round(s) of capital that has been approved by the Board, provided that such round of capital has complied with Article 11 above;

(ii)          The declaration and/or payment of any and all distributions to Shareholders by the Company other than distributions made under Article 53 above;

(iii)         The repurchase or redemption by the Company of any outstanding Shares;

(iv)         The repurchase or repayment by the Company of any of its indebtedness (other than convertible debt) prior to its stated maturity;

(v)          Engaging in any business other than developing and marketing a lower-cost non-invasive, accurate screening procedure for colorectal cancer and developing any other business in which the same technology may be applied;

(vi)         A merger or consolidation of the Company or the sale of all or substantially all of the assets of the Company;

(vii)        An acquisition or series of related acquisitions by the Company aggregating over $1,000,000 in purchase price or that would have increased on a pro forma basis (without giving effect to any projected cost savings as a result of such acquisition) the Company’s payroll or other expenses by more than ten percent (10%) over the respective actual amounts incurred by the Company for such items in the previous Fiscal Year.  Notwithstanding the previous sentence, in the first year of operations application of this provision shall use the Company’s payroll and other expenses budgeted for the first Fiscal Year rather than from the Company’s payroll for the previous Fiscal Year);

(viii)       Selling or licensing any assets outside of the ordinary course of the Company's business;

(ix)         The liquidation, recapitalization or reorganization of the Company;

(x)           Any incurrence of indebtedness by the Company which exceeds $1,000,000 (either singly or in the aggregate with all other existing indebtedness);

(xi)          Approval of the annual operating budget;

(xii)         Hiring or firing of any employee of the Company at the Vice President level or above;

(xiii)        Adoption of any compensation or incentive arrangements (other than the ESOP) or employment agreements or amendment of any compensation or incentive arrangements or employment agreements;

(xiv)       Transactions with a Shareholder or any Affiliate of any Shareholder (other than pursuant to the ESOP or legal counsel provided on customary terms and conditions to the Company by any law firm affiliated with a Shareholder);

(xv)        Approval of any Proposed Issuance;

(xvi)       Agree to do any of the foregoing.

(b)      Notwithstanding the provisions of Article 73(a)(i) above, the Company will not, without the consent of the Preferred A Shareholders holding at least a majority of the Preferred A Shares, alter the language of these Articles in connection with any subsequent round(s) of capital so as to (a) modify any rights or remedies granted to the holders of Preferred A Shares; (b) subordinate the rights or remedies of the holders of Preferred A Shares to the Ordinary Shares or (c) make the rights or remedies of the holders of the Preferred A Shares pari passu with the Ordinary Shares.

(c)            Major Decisions Requiring Approval of the Pontifax Director.  Until the closing of a Qualifying IPO or a Liquidation Event, the Board of Directors shall not take any action with respect to any of the matters enumerated below without the affirmative vote of the Pontifax Director:

(i)            Any of the decisions set forth in Article 73(a)(i) to 73(a)(xvi) above;

(ii)   To the extent it requires Board approval, any Deemed Liquidation Event;

(iii)          The creation and constitution of any committee of the Board;

(iv)          The appointment of, or termination of, entry into an employment or engagement contract with, or modification of the terms of any existing employment or engagement contract with each of the Founder, the Directors, or officers;

(v)           The grant, cancellation or guarantee by the Company of debt owed by or to the Company's officers, Directors, employees, consultants or Shareholders.

(vi)          Any change in the persons that are authorized to sign, or the amounts they are authorized to approve, on behalf of the Company;

(vii)         Adoption of and any significant changes to the annual business/operational plan and budget;

(viii)        The appointment of or release of the Company's independent auditors or any change in the accounting principles adopted;

(ix)           The grant of registration rights to any person or entity other than the holders of the Preferred C Shares that are superior, or equal to those rights granted to the holders of the Preferred C Shares; or

(x)            The issuance of Preferred C Shares by the Company.

(d)           Decisions Requiring Approval of the Holders of the Preferred C Shares.   Until the closing of a Qualifying IPO or a Liquidation Event, the Company will not, without the consent ofthose persons holding at least a majority of the Preferred C Shares, take any action that:

(i)            Changes the rights, preferences, or privileges of any Shares;

(ii)           Amends any provision of these Articles;

(iii)          Increases or decreases the number of Shares;

(iv)          Creates (by reclassification or otherwise) any class or series of Shares, or issues any new Shares or otherwise varies the share capital of the Company (other than pursuant to the ESOP);

(v)           Results in the redemption or repurchase of any Shares (other than pursuant to the ESOP);

(vi)          Results in a Deemed Liquidation Event;

(vii)         Results in a merger with or the acquisition of all or substantially all of the assets or stock of any entity not wholly owned by the Company;

(viii)        Establishes any mortgage, pledge, or lien against any material asset of the Company;

(ix)           Increases or decreases the authorized size of the Board;

(x)            Results in the payment or declaration of any distribution on any Shares;

(xi)           Results in the acquisition by the Company of any other business or material asset;

(xii)          Results in any proprietary information being licensed from a third party and for which the total cost is in excess of US$150,000 per year;

(xiii)         Results in a material change in the business or strategic direction of the Company;

(xiv)        Results in any amendment to the Company’s ESOP or any other similar incentive arrangement; or

(xv)         The issuance of Preferred C Shares by the Company.

(e)           Decisions Requiring Approval of the Holders of the Preferred D Shares. Until the closing of a Qualifying IPO or a Liquidation Event, the Company will not, without the consent of those persons holding at least a majority of the Preferred D Shares, alter the language of these Articles in connection with any subsequent round(s) of capital so as to modify any rights or remedies granted to the holders of Preferred D Shares.

(f)            Breach of Covenant.  In the event that the Company takes any action which is a decision under Article 73(a) without obtaining the affirmative vote of the Requisite Number of Directors, or under Article 73(c) without the consent of the Pontifax Director, or any decision under Article 73(d) without the consent of those persons holding at least a majority of the Preferred C Shares, or any decision under Article 73(e) without the consent of those persons holding at least a majority of the Preferred D Sharesas applicable, and as set forth in this Article 73, such action shall be void and of no force and effect.